ANNUAL INFORMATION FORM FOR THE YEAR ENDED FEBRUARY 28, 2014

TABLE OF CONTENTS

Page

GLOSSARY TERMS

III

ITEM I – CORPORATE STRUCTURE

1

1.1

NAME, ADDRESS AND INCORPORATION

1

1.2

INTERCORPORATE RELATIONSHIPS

1

ITEM II – GENERAL DEVELOPMENT OF THE BUSINESS

1

2.1

THREE-YEAR HISTORY

1

2.2

SIGNIFICANT ACQUISITIONS

8

ITEM III – DESCRIPTION OF THE BUSINESS

8

3.1

COULON PROPERTY

8

3.2

ANATACAU-WABAMISK PROPERTY

11

3.3

LAC PAU PROPERTY

14

3.4

ASHUANIPI PROPERTY

16

3.5

BAIE PAYNE PROPERTY

18

ITEM IV – DIVIDENDS AND DISTRIBUTION

21

ITEM V – DESCRIPTION OF CAPITAL STRUCTURE

21

ITEM VI – STOCK MARKET FOR THE TRADING OF SHARES

21

ITEM VII – ESCROWED SHARES

22

ITEM VIII – RISK FACTORS

22

8.1

INDUSTRY CONDITIONS

22

8.2

REGULATORY MATTERS

22

8.3

PERMITS, LICENCES AND APPROVALS

22

8.4

TITLE TO PROPERTY

23

8.5

COMPETITION

23

8.6

DEPENDENCE ON MANAGEMENT

23

8.7

CONFLICTS OF INTEREST

23

8.8

COMMERCIALIZATION

23

8.9

UNINSURED HAZARDS

23

8.10

LAND CLAIMS

23

ITEM IX – DIRECTORS AND OFFICERS

24

9.1

BIOGRAPHICAL NOTES

24

9.2

CORPORATE CEASE TRADING OR BANKRUPTCIES

25

9.3

PENALTIES OR SANCTIONS

26

9.4

PERSONAL BANKRUPTCIES

26

9.5

CONFLICTS OF INTEREST

26

ITEM X – PROMOTERS

26

ITEM XI – AUDIT COMMITTEE INFORMATION

27

11.1

THE AUDIT COMMITTEE CHARTER

27

11.2

COMPOSITION OF THE AUDIT COMMITTEE

27

11.3

RELEVANT EDUCATION AND EXPERIENCE

27

11.4

RELIANCE ON CERTAIN EXEMPTIONS

27

11.5

EXTERNAL AUDITOR SERVICE FEES

27

i

Annual Information Form, May 15, 2014

Virginia Mines Inc.

ITEM XII – LEGAL PROCEEDINGS AND REGULATORY ACTIONS

28

12.1

LEGAL PROCEEDINGS

28

12.2

REGULATORY ACTIONS

28

ITEM XIII – INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

28

ITEM XIV – REGISTRAR AND TRANSFER AGENT

28

ITEM XV – MATERIAL CONTRACTS

28

ITEM XVI – INTEREST OF EXPERTS

28

ITEM XVII – ADDITIONAL INFORMATION

29

SCHEDULE A:  Audit Committee Charter

SCHEDULE B:  Map of Location of the Company’s Major Properties

GLOSSARY TERMS

TERM	DESCRIPTION

“Ag”	Chemical symbol for silver.

“alteration”	Any change in the mineralogical composition of a rock that is brought about by physical or chemical means.

“anomaly”	Geochemical and geophysical data, which deviates from regularity.

“Archaean”	Oldest rocks of the Precambrian Era, with an age greater than about 2,400 million years.

“arsenic”	Mineral with the chemical symbol As. Native element occurring in grey masses.

“arsenopyrite”	Iron-arsenic sulphide, FeAsS.

“assay”	Analysis to determine the presence, absence or quantity of one or more chemical components.

“Au”	Chemical symbol for the metallic element gold.

“auriferous”	Containing gold.

“basalt”	Dark coloured, fine-grained usually extrusive igneous rock (volcanic) composed mainly of feldspar and pyroxene.

“base metal”

Metal, such as copper, lead, nickel, zinc or cobalt, of comparatively low value and relatively inferior in certain properties (such as resistance to corrosion) compared to noble metals such as gold, silver or platinum.

“biotite”	Generally dark coloured iron, magnesium and potassium rich mica.

“block”	Regional geological unit containing rocks of similar age.

“breccia”	Rock fragmented into angular components.

“channel sampling”	Chipping of a sample of rock that is one half to one inch deep and six inches wide for the full length of the wall being sampled. The sampling is done in one direction.

“conductor”	Geophysical characteristic by which an electric current can be generated through an electrical charge or an electromagnetic field.

“conglomerate”	Coarse-grained sedimentary rock composed of fragments greater than 2 millimetres.

“copper”	Metallic element with the chemical symbol Cu.

“Cu”	Chemical symbol for the metallic element copper.

“cut-off grade”	The lowest grade of mineralized material that qualifies as ore in a given deposit; rock of the lowest assay included in an ore estimate.

“deformation”	Folding, faulting, shearing, compression, or extension of the rocks as a result of various Earth forces.

“diamond (drill) hole”	A method of obtaining a cylindrical core of rock by drill with a diamond set or diamond impregnated bit.

“dyke”	An intrusive igneous body with boundaries that cut across surfaces of layering or foliation in rocks into which it has intruded.

“EM”	Electromagnetic.
“feasibility study”

A comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

“facies”	Characteristics of a rock body or part of a rock body that differentiate it from others as in appearance, composition, etc.

“fault”	A fracture in a rock along which there has been relative movement either vertically or horizontally.

“Fe”	Chemical symbol for the metallic element iron.

“feldspar”	A group of common aluminosilicate minerals.

“felsic”	Igneous rock composed principally of feldspars and quartz.

“fold”	Bend, flexure, or wrinkle in rock produced when rock was in a plastic state.

“formation”	Body of rock identified by lithological characteristics and stratigraphic position.

“g/t”	Grams per tonne.

“gabbro”	Coarse grained mafic intrusive rock composed mainly of plagioclase and pyroxene.

“geochemical survey”	Measure of the abundance of different elements in rock, soil, water etc.

“geochemistry”	Study of variation of chemical elements in rocks or soil.

“geophysics”	Study of the Earth by quantitative physical methods.

“gneiss”	Foliated metamorphic rock characterized by alternating bands of light and dark minerals.

“gold”

An isometric mineral, native, that occurs in hydrothermal veins with quartz and various sulfides; disseminated in submarine massive effusives and in placers or nuggets, fines, and dust. It is found in nature as the free metal and in tellurides; very widely distributed. Symbol: Au.

“grade”	The relative quantity or the percentage of ore-mineral or metal content in an orebody. Expressed in grams per tonne for precious metal and in percentage for other minerals.

“gram”	Mass metric unit. 1,000 grams = 1 kilogram.

“granite”	Medium to coarse-grained felsic intrusive rock.

“greenstone”	A field term applied to any compact dark-green altered or metamorphosed basic igneous rock.

“greenstone belt”	Elongated belts in Archean terrain characterized by major zones of greenstones.

“hectare”	Square of 100 metres by 100 metres.

“horizon”	A defined layer within a stratigraphic sequence, which has unique characteristics distinguishing it from the rest of the sequence.

“igneous”	Rock or material, which solidified from molten material.

“indicated resources”

An indicated resource is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“inferred resources”

An inferred resource is that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“interbedded”	Having beds lying between other beds with different characteristics.

“intrusion”	A mass of igneous rock that, while molten, was forced into or between other rocks.

“intrusive”	Said of an igneous rock that invades older rocks.

“IP (induced polarization)”

The production of a double layer of charge at a mineral interface, or production of changes in double-layer density of charge, brought about by application of an electric or magnetic field (induced electrical or magnetic polarization). Induced electrical polarization is manifested either by a decay of voltage in the Earth following the cessation of an excitation current pulse, or by a frequency dependence of the apparent resistivity of the Earth. Abbrev: IP.

“lens”

A geologic deposit that is thick in the middle and converges toward the edges, resembling a convex lens; an irregularly shaped formation consisting of a porous, permeable sedimentary deposit surrounded by impermeable rock.

“line cutting”	Technique consisting of making corridors of equal spacing on the ground to have a precise reference of the location of a specific area.

“mafic”	Descriptive of rocks composed dominantly of magnesium and iron forming silicates.

“magmatic”	Of magma (liquid or molten rock deep in the Earth, which on cooling solidifies to produce igneous rock).

“magnetic”	Object that has the properties of a magnet.

“measured resource”

A measured resource is that part of a mineral resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“metamorphic”	Pertaining to a rock transformed by physical or chemical process including heat, pressure and liquids.

“mineralization”	The concentration of metals and their chemical compounds within a body of rock.
“Ni”	Chemical symbol for the metallic element nickel.

“NI 43-101” or “43-101”	National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“NSR”	Net Smelter Royalty – Royalty based on the actual gold sale price received less the cost of refining at an off-site refinery.

“ore”	Rock containing mineral(s) or metals that can be economically extracted.

“ore body”	A solid and fairly continuous mass of ore.

“outcrop”	An exposure of bedrock at the surface.

“Pb”	Chemical symbol for the metallic element lead.

“PGE”	Abbreviation for platinum group elements.

“plutonic”	Igneous rocks formed at great depths and high pressures.

“pyrite”	Iron sulphide (FeS2).

“pyrrhotite”	A magnetic iron sulphide material.

“reconnaissance”	A general examination or survey of a region with reference to its main features, usually as a preliminary to a more detailed survey.

“mineral resource”

A mineral resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

“stringer”	A very small vein either independent or occurring as a branch of a larger vein; also known as string.

“sulphide”	A group of minerals in which one or more metals are found in combination with sulphide.

“till”

Unsorted and unstratified drift consisting of a heterogeneous mixture of clay, sand, gravel, and boulders which is deposited by and underneath a glacier; also known as boulder clay, glacial till and icelaid drift.

“tonalite”	Quartz diorite; a group of plutonic rocks having the composition of diorite but with large amounts of quartz (greater than 20%); also known as quartz-bearing diorite.

“tonne”	Metric unit of weight equivalent to volume multiplied by specific gravity, equivalent to 1,102 tons.

“trenching”	The act of blasting or digging through overburden/outcrop to attend fresh outcrop for mapping and sampling.

“tuff”	A rock formed of limestone deposits.

“U”	Chemical symbol for the metallic element uranium.

“ultramafic”	Descriptive of igneous rock containing virtually no quartz or feldspar and composed mainly of olivine and pyroxene.

“vein”	Thin fissure going through a hydrothermal mineralization, mainly mineralized in quartz.
“volcanic”	Descriptive of rocks originating from volcanic activity.

“volcanogenic”	Formed by processes directly connected with volcanism.

“volcano-sedimentary”	Type of rock involved simultaneously in a volcanic and a sedimentary activity.

“wacke”	Sandstone composed of a mixture of angular and unsorted or poorly sorted fragments of minerals and rocks and an abundant (10%) matrix of clay and fine silt.

“Zn”	Chemical symbol for the metallic element zinc.

Except as otherwise indicated, the information contained in this Annual Information Form is up-to-date as at February 28, 2014.

FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Information Form, under the heading entitled “Management’s Discussion and Analysis” and in the Company’s 2014 Annual Report, which are incorporated by reference herein, are forward-looking statements within the meaning of applicable Canadian legislation. The words “estimate”, “project”, “plan”, “expect”, “believe”, “may”, “will”, “anticipate” and similar expressions identify forward-looking statements. Such forward-looking statements involve unknown and uncertain risks, uncertainties and other factors, including, but not limited to, those set forth herein under the heading “Item VIII – Risk Factors”. Events of other occurrences contemplated in these and other risk factors and uncertainties may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, among others, could cause actual results to differ materially from those expressed in any forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements made in this Annual Information Form.

CURRENCY

Any statement or reference to dollar amounts herein shall mean lawful money of Canada unless otherwise indicated.

ITEM I – CORPORATE STRUCTURE

1.1

Name, Address and Incorporation

Virginia Mines Inc. (the “Company”) was incorporated on November 30, 2005, under the Canada Business Corporations Act and is the result of a transaction by way of an arrangement (the “Arrangement”) involving the Company, Goldcorp Inc. (“Goldcorp”) and the Company’s predecessor Virginia Gold Mines Inc. (“Virginia”). The Arrangement was approved by the shareholders on March 24, 2006 and became effective on March 31, 2006. Virginia was itself the result of an amalgamation of Exploration Diabior Inc. and Virginia Gold Mines Inc. as of June 1, 1996. Effective April 25, 2006, the name of “Virginia Gold Mines Inc.” was changed to “Les Mines Opinaca Ltée”.

In connection with this Arrangement, the following events occurred:

•

Virginia became a wholly-owned subsidiary of Goldcorp owning the Éléonore property and assuming the liabilities related to the Éléonore property.

•

Virginia transferred to the Company all of its assets not related to the Éléonore property at fair market value in consideration of the issuance of 18,017,817 common shares of the Company and the assumption by the Company of the liabilities not related to the Éléonore property. Furthermore, the Company assumed the continuing operations of Virginia, except for the operations related to the Éléonore property.

•

As part of the Arrangement, each shareholder of Virginia received 0.5 common shares of the Company and 0.4 common shares of Goldcorp.

The registered and head office of the Company is located at 300 St. Paul Street, suite 200, Québec, Québec G1K 7R1.

1.2

Intercorporate Relationships

The Company owns 89.8% of the issued and outstanding common shares of Mines Coulon Inc. (“Mines Coulon”), incorporated on January 29, 2014 under the Canada Business Corporation Act.

NOTE: To facilitate the reading of this document and for a better understanding, the term “Company” stands for Virginia Mines Inc. and all its predecessors.

ITEM II – GENERAL DEVELOPMENT OF THE BUSINESS

The Company’s activities consist mainly of acquisition, exploration, development and eventually exploitation of mining exploration properties. Exploring mining properties is the Company’s principal business. In this regard, the Company is called upon to enter into different agreements specific to the mining industry such as the purchase or option to purchase mining exploration properties and joint venture agreements. The Company is not currently operating any mines.

The following technical data have been reviewed by Mr. Paul Archer, engineer and Vice-President Exploration and Acquisitions of the Company. Mr. Archer is a qualified person as defined by National Instrument 43-101.

2.1

Three-year History

2.1.1

Fiscal 2014

During fiscal 2014, the Company’s exploration expenditures amounted to $9 million compared to $14.3 million for the preceding year. During this year, the Company was quite active in the James Bay region mostly on the Coulon, Anatacau-Wabamisk, Lac Pau and Ashuanipi projects. It was also active on the Baie Payne project located on the Territory of Nunavik.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

The decrease from last year results mainly from reductions in exploration expenditures of $1.3 million on the Coulon project, $1 million on the Trieste project, $0.9 million on the Nichicun project and $0.8 million on the La Grande Sud project.

Coulon Property – On January 31, 2014, the Company entered into several agreements with three Quebec institutional funds including SODÉMEX Développement, s.e.c. (“SODÉMEX”) (a subsidiary of Caisse de dépôt et placement du Québec), Fonds de solidarité des travailleurs du Québec (F.T.Q.) jointly with Fonds régional Nord-du-Québec, s.e.c. (collectively the “Fonds”) and SIDEX s.e.c. (“SIDEX”), to finance a $28 million accelerated exploration program on the Coulon project.

In the winter of 2013, the Company completed an 11-hole drilling program on the Coulon project totalling 8,507 metres along with borehole geophysical surveys. The program aimed at testing the extensions of lens 257 discovered in the winter of 2012. A hole also tested the depth extension of lens 201 while another one was drilled in the area of the Tension showing. A surface lithogeochemical sampling program consisting of 800 samples was carried out in the summer of 2013. Work confirmed the southwestern continuity of the fertile volcanic felsic sequence for several kilometres beyond its current interpreted limit. The lithogeochemical survey also outlined many new sectors of hydrothermal alteration typical of VMS specifically to the south and southwest of the Spirit area, to the south of the Tension showing as well as in the new portion of the fertile volcanic sequence defined to the southwest.

In January 2014, a $3.2 million exploration campaign consisting of about 16,000 metres of diamond drilling was initiated and will run until the spring break-up. Drilling aims at testing mainly the extensions of Lens 257, Lens 43 and of the Spirit showing as well as several geological targets within the favourable volcanic stratigraphy. By the end of February 2014, nine holes totalling 5,734 metres were completed. Surface Infinitem surveys will also be carried out on new favourable sectors previously defined during summer 2013 surface work. This campaign will be followed in the upcoming summer by a program of mechanical stripping and geological mapping and by another drilling program during the fall of 2014. The Company is the operator. The Company and its partners spent $3.1 million on this project during fiscal 2014.

Anatacau-Wabamisk Property – The Company actively pursued exploring its Anatacau-Wabamisk project during fiscal 2014. It completed, during the winter of 2013, a 29-hole drilling program totalling 4,472 metres, which tested at shallow depth the Mustang Vein and the other gold showings of the main stripping sector as well as other geological and geophysical targets on the Wabamisk grid. Subsequently, significant surface exploration that consisted of prospecting, mechanical stripping and geological mapping was carried out in the summer and fall of 2013. Work led to the discovery of a new, very interesting, auriferous corridor. This corridor is defined by a string of new gold showings stretching some 3.5 kilometres in a general ENE-WSW direction. This new structure is parallel to the auriferous corridor hosting the Mustang vein, but is located four kilometres further to the north, in the same sequence of folded sedimentary rocks. A second drill program of about 3,200 metres was initiated in early February 2014 to test the vertical continuity of the Mustang Vein and of the other veins of the main stripping area at depths of 125 to 200 metres below the surface. This program is also testing at shallow depth the new gold showings Challenger and Interceptor discovered in the summer of 2013. As at February 28, 2014, 12 holes totalling 2,481 metres were completed. During fiscal 2014, the Company spent $2.3 million on the Anatacau-Wabamisk property.

Lac Pau Property – A 9-hole drill campaign totalling 2,369 metres was carried out in the winter 2013 on the Lac Pau project to test mainly the Jedi, Jedi Extension and Obiwan showings all located along the Lac Pau auriferous corridor. As per an agreement concluded in June 2011, IAMGOLD Corporation (“IAMGOLD”) had the option of acquiring a 50% interest in the property in consideration of payments totalling $130,000 and $6 million in exploration work to be carried out over the next seven years. The Company was the operator of the project. On July 11, 2013, IAMGOLD ended this agreement; the Company is now the sole owner of the property. During fiscal 2014, IAMGOLD spent $0.5 million on the Lac Pau property.

Ashuanipi Property – An exploration program consisting of eight drill holes totalling 1,248 metres as well as prospecting and mechanical stripping were carried out in August 2013 on the Ashuanipi project. Pursuant to an agreement entered into in November 2011 between the Company and Anglo American Exploration (Canada) Ltd. (“AAEC”), a subsidiary of Anglo American plc., the Company transferred to AAEC a 50% interest in the mining

Annual Information Form, May 15, 2014

Virginia Mines Inc.

claims on the property. To maintain its 50% interest, AAEC must fund an aggregate of $5 million in exploration expenditures over a five-year period. The Company is the operator of the project. Drilling was concentrated on the main grid of the southern block and tested at shallow depth the main mineralized showings discovered at surface in the previous years. At the same time, a campaign of prospecting and mechanical stripping was carried out on the northeastern grid also located on the southern block. About fifteen trenches or so were excavated to test the extensions of already-known mineralized showings and IP anomalies. During fiscal 2014, AAEC spent $1 million on the Ashuanipi project.

Baie Payne Property – Diamond drilling was conducted by AAEC, in the summer of 2013, on the Baie Payne project located nearby the Kangirsuk village on the west coast of Ungava Bay, in Nunavik. The 7-hole drilling campaign totalling 1,450 metres targeted the main Ni-Cu showings as well as some EM anomalies on the property. Six holes were drilled in the Qarqasiaq area and one in the Kyak area. Overall, these holes crosscut a few metric to decametric zones of disseminated sulphides within fertile ultramafic units with, at times, thin centimetric to sub-metric zones of massive sulphides. The Baie Payne project was based on an equal partnership with AAEC, who has been the operator since January 2012. The Company elected not to participate in the 2013 summer campaign; consequently, its participation has been diluted to 40.2% at the end of fiscal 2014. AAEC spent $2.3 million dollars in fiscal 2014.

Other Properties – Still in fiscal 2014, less important exploration programs were also carried out on the Company’s numerous other projects in James Bay including La Grande Est, Poste Lemoyne Extension and Lac Ménarik, in the La Grande River region, as well as on the Éléonore Régional project, in the Opinaca Reservoir region.

Agreements

During fiscal 2014, the Company concluded new agreements.

•

Option on a 2% NSR on the Northbelt Property - On May 9, 2013, the Company announced that it has entered into an agreement with TerraX Minerals Inc. (“TerraX”) pursuant to which it has the option to purchase, in consideration for an amount of $2,000,000, a 2% net smelter return (NSR) royalty on the Northbelt property located in the region of Yellowknife, Northwest Territories. To obtain this option, the Company issued 20,000 common shares to TerraX. In connection with this agreement, the Company also subscribed by way of private placement to 3,617,085 units of TerraX at a price of $0.20 per unit for gross proceeds of $723,417. Each unit consisted of one common share of TerraX and one half of one share purchase warrant, each whole warrant entitling the holder to purchase one common share of TerraX at a price of $ 0.30 for a period of 36 months. In December 2013, the Company participated in a second private placement in TerraX, which consisted of 555,556 units at a price of $0.45 per unit for gross proceeds of $250,002. Each unit consisted of one common share of TerraX and one half of one share purchase warrant, each whole warrant entitling to purchase one common share of TerraX at a price of $ 0.50 for a period of 24 months. As at February 28, 2014, the Company holds the beneficial ownership and control of 9.76% of the outstanding common shares of TerraX. Assuming the exercise of all warrants, the Company would hold approximately 13.96% of the common shares issued and outstanding of TerraX. The securities were acquired by the Company for investment purposes.

•

Strategic Alliance with Altius Minerals Corporation - On July 9, 2013, the Company announced that it has entered in a strategic alliance with Altius Minerals Corporation (“Altius”) pursuant to which the Company and Altius agreed to cooperate to explore geological settings favourable for different types of mineralization in the Labrador Trough. A total budget of about $600,000 has been allocated to the 2013-2014 campaign. The Company is the project operator.

•

Acquisition of the Kan Property - On January 30, 2014, the Company entered into an agreement to acquire from Rio Silver Inc. (“Rio Silver”), jointly with Altius Resources Inc. (“Altius Resources”), a wholly-owned subsidiary of Altius, the Kan property located on the Territory of Nunavik, in Northern Quebec. Under this agreement, the Company and Altius Resources acquired a 100% interest in the Kan property in consideration of the issuance of 3,571 common shares of the Company and a cash payment by the Company of $25,000 to Rio

Annual Information Form, May 15, 2014

Virginia Mines Inc.

 Silver, and of a cash payment of $75,000 by Altius Resources to Rio Silver. This agreement is subject to a 2% NSR to Les Ressources Tectonic Inc. on 209 claims included in the Kan property, half of which (1%) can be bought back by the Company and Altius Resources for $500,000 on or before April 2, 2015 or for $1,500,000 thereafter.

Terminations of Agreements

•

On July 4, 2013, Wemindji Exploration Inc. terminated its strategic alliance with the Company to explore a territory of over 5,000 square kilometres, Quebec Middle North.

•

On September 12, 2013, Shield Gold Inc. ended the agreement of September 2010 on the La Grande Nord property.

Update on the Éléonore Project

In February 2014, Goldcorp provided an update on the Éléonore project’s gold resources, which are now established at 19.3 million tonnes @ 6.49 g/t Au (4.03 M oz) in the probable reserves category, representing a 33% increase in reserves compared to the previous estimate and at 13.25 million tonnes @ 9.63 g/t Au (4.1 M oz) in the inferred resources category. The overall surface construction has now reached 69% and the first gold production is still on track for the fourth quarter of 2014 and is expected to be between 40,000 and 60,000 ounces for the year. The exploration ramp has now reached over 4,300 metres in length while the main shaft now reaches more than 700 metres down to a predicted depth of 1,500 metres. The Company owns a 2% NSR on the Éléonore property that could reach 3.5% depending on the gold price and the number of ounces of gold produced. Management believes that with upcoming production, the Éléonore royalty will be an important catalyst to create shareholder value.

2.1.2

Fiscal 2013

During fiscal 2013, the Company’s exploration expenditures amounted to $14.3 million compared to $11.7 million in 2012. During this year, the Company was quite active in the James Bay region mostly on the Coulon, Anatacau-Wabamisk, Lac Pau, Nichicun, Trieste and Ashuanipi. It was also active on the Baie Payne and Lac Gayot projects located on the Nunavik Territory.

Coulon Property – During the winter of 2012, the Company completed on the Coulon project a 27-hole, diamond-drilling program totalling 18,055 metres as well as borehole geophysical surveys. The program aimed at testing the extensions of lenses 223, Spirit and 201 as well as several other geological and geophysical targets on the property. Another diamond-drilling campaign was initiated in the winter of 2013. This 8,500-metre drilling program ended in the spring of 2013. The Company spent $4.3 million on this project during fiscal 2013.

Anatacau-Wabamisk Property – The Company actively pursued exploring its Anatacau-Wabamisk project during fiscal 2013. As a follow-up to the winter 2012 program, which consisted of line cutting and an IP survey of 172 kilometres, a vast surface exploration program including prospecting, mechanical stripping, geological mapping and a heliborne magnetic survey (4,981 km) was carried out in the summer and fall of 2012. Work led to the discovery of a new, very interesting auriferous sector, where a first drilling campaign was initiated in the winter of 2013. This 4,500-metre drilling program ended in the spring of 2013. During fiscal 2013, the Company spent $2.4 million on the Anatacau-Wabamisk property.

Lac Paul Property – The Lac Pau project was also the centre of intense activity during fiscal 2013. Pursuant to an agreement entered into in June 2011, IAMGOLD had the option of acquiring a 50% interest in the property in consideration of payments totalling $130,000 and $6 million in exploration work to be carried out over a seven-year period. The Company was the operator of the project. In the winter of 2012, the Company and IAMGOLD undertook a 15-hole drilling program totalling 2,970 metres. Holes drilled in the winter of 2012 further tested the sectors of the Hope, Jedi and Jedi Extension showings. Limited surface exploration was also conducted in the summer of 2012. Work included geological mapping, prospecting as well as a substantial till sampling (272 samples) in the southern portion of the property. Another diamond-drilling campaign began in the winter of 2013. This 2,700-metre drilling program ended in the spring of 2013. During fiscal 2013, IAMGOLD spent $1.1 million on the Lac Pau property. On July 11, 2013, IAMGOLD ended this agreement.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

During fiscal 2013, the Company also carried out important exploration work on its Nichicun, Ashuanipi and Trieste projects. The Company undertook, in the summer of 2012, an 11-hole drilling program totalling 1,797 metres on the Nichicun property. Drilling was concentrated on the Portageur and Petit Pas sectors where several gold showings were discovered in 2009-2010. Prospecting and mechanical stripping were also carried out in parallel with this drilling program. During fiscal 2013, the Company spent $1.0 million on the Nichicun property.

Ashuanipi Property – During fiscal 2013, the Company also undertook an extensive exploration program on its Ashuanipi project. As per an agreement entered into in November 2011 between the Company and AAEC, the Company transferred to AAEC a 50% interest in the mining claims constituting the property. To maintain its 50% interest, AAEC must fund an aggregate of $5 million in exploration expenditures over a five-year period. The Company, who is the operator of the project, and AAEC completed a vast program of mechanical stripping and prospecting in the summer of 2012. Prospecting covered the grid of lines cut in the winter of 2012 as well as the new claims acquired in the same period. Mechanical stripping tested several unexplained IP anomalies over the cut grid. During fiscal 2013, AAEC spent $1.2 million on the Ashuanipi project.

Trieste Property – In the summer of 2012, the Company carried out prospecting, mechanical stripping and till sampling on the Trieste property. Prospecting covered mainly the areas of the property that were either poorly or not explored in the past. Mechanical stripping aimed mainly at explaining IP anomalies and some gold showings on the southern grid. Historical gold and zinc showings were also stripped on the northern grid of the property. Unfortunately, mechanical stripping was not too successful. Indeed, due to thick overburden it was impossible to reach the target at several points; consequently, most of the IP anomalies remain unexplained. During fiscal 2013, the Company spent $1.1 million on the Trieste project.

Other Properties - Still during fiscal 2013, smaller exploration programs were also carried out on many other Company’s projects situated in the James Bay region, including La Grande Sud, Poste Lemoyne Extension and Corvet Est in the region of the La Grande River as well as the Éléonore Régional, Opinaca and Sarcelles projects in the Opinaca Reservoir sector.

In addition to work carried in James Bay, the Company was also quite active in fiscal 2013 on its Baie Payne and Lac Gayot projects, located on the Nunavik Territory. The Baie Payne project was then a 50-50 partnership as AAEC fulfilled all its obligations during fiscal 2013 as per an agreement entered into in March 2011. AAEC has been the operator since January 2012. The Company and AAEC completed significant geophysical surveys in complement to prospecting and geological mapping. During fiscal 2013, the Company and AAEC spent on the Baie Payne project $0.6 million and $1.9 million, respectively.

A 20-hole campaign for 4,263 metres was completed during the winter of 2012 on the Lac Gayot project. The Company is the sole owner of the project, but under an agreement reached in June 2011, KGHM International (“KGHM” formerly Quadra FNX Mining Ltd.) has the option of acquiring a 50% interest in the property in consideration of $10 million in exploration work over a nine-year period and cash payments totalling $100,000 over two years. Drilling carried out in the winter of 2012 aimed at testing the Nancy and Gagnon showings and to a lesser extent the MIA, DeChamplain and Gayot showings. Ground and airborne geophysical surveys were also conducted in the fall of 2012. During fiscal 2013, KGHM spent $2.4 million on the Lac Gayot property.

During fiscal 2013, the Company concluded a few new partnership agreements.

•

Murdoch Property – On April 5, 2012, Exploration Khalkos Inc. granted the Company the option of acquiring a 55% interest in the Murdoch property in consideration of total payments of $300,000 and $4 million in exploration expenditures on or before April 5, 2017, with the firm committment of spending $1 million on the property in the 18 months following the conclusion of the agreement. The Company terminated the agreement in December 2012.

•

FCI Property – On April 12, 2012, the Company entered into an agreement with Les Manufacturiers Komet Inc. (“Komet”) whereby Komet has the option of acquiring a 50% interest in the FCI property, in consideration of the issuance of 25,000 shares of Komet and $4 million in exploration work to be carried out over a six-year period.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

•

Bienville Strategic Alliance – On June 27, 2012, the Company announced the conclusion of a strategic alliance (Bienville Strategic Alliance) with KGHM. Both companies jointly conduct geological reconnaissance, sampling and exploration work on a 24,510-square-kilometer territory in northern Quebec. Exploration costs are equally shared and the Company is the operator.

•

Strategic Alliance with Altius – On July 4, 2012, the Company announced the conclusion of another strategic alliance, this time with Altius. Both companies will cooperate to explore geological settings favourable for gold and base-metal mineralization on the north coast of Quebec and in Labrador.

•

Acquisition of a 2% NSR on the Eastmain Property – On September 27, 2012, the Company acquired from CBay Minerals Inc., jointly with Franco Nevada Corporation, a 2% NSR royalty on the initial 250,000 ounces produced from the Eastmain poperty. The acquisition was made for a total cash consideration of $450,000.

2.1.3

Fiscal 2012

During fiscal 2012, the Company’s exploration expenditures amounted to $11.7 million, compared to $9.9 million in 2011. During that year, the Company was active in the James Bay region on the Coulon, Lac Pau, Poste Lemoyne Extension, Nichicun, Anatacau-Wabamisk, and Ashuanipi, and on the Baie Payne project on the Nunavik territory.

Coulon Property – During the winter of 2011, the Company completed on the Coulon project a 15-hole diamond-drilling program totalling 7,952 metres as well as borehole geophysical surveys. The program aimed at testing the extensions of lenses 16-17, 43, and 201, and several regional targets. The Company spent $3 million on this project during fiscal 2012.

Lac Pau Property – The Lac Pau project was also the object of intense activity during fiscal 2012. In the winter of 2011, the Company carried out a 16-hole drilling program of 2,776 metres and magnetic and induced polarization geophysical surveying. The program tested mainly the Jedi showing and its northeastern extension together with the Hope and Tricorne showings. In June 2011, the Company announced that it had entered into an agreement with IAMGOLD pursuant to which IAMGOLD has the option to acquire a 50% interest in the Lac Pau property in consideration of payments totalling $130,000 and $6 million in exploration work to be carried out over a seven-year period. The Company was the operator of the project. In the summer and fall of 2011, the Company and IAMGOLD undertook a new surface exploration program. Work consisted of geological mapping on the cut grid, detailed structural mapping, and additional channel sampling on the Jedi and Tricorne showings in addition to lithogeochemical sampling of the main geological units on the property. Trench rehabilitation and limited prospecting and geological reconnaissance outside the cut grid were also conducted. Another diamond drilling program was also initiated in winter 2012. This drilling program of about 3,000 metres ended in spring 2012. During fiscal 2012, the Company and IAMGOLD spent on the Lac Pau property $0.5 million and $1.3 million, respectively. On July 11, 2013, IAMGOLD terminated this agreement.

Poste Lemoyne Extension Property – In the winter of 2011, the Company undertook a 14-hole drilling program for a total of 3,995 metres on the Poste Lemoyne Extension project. Work targeted primarily the area of the David gold showing. Exploration surface followed in the summer and fall of 2011. Work focussed on the western part of the property and consisted of geological reconnaissance and prospecting, till geochemical surveys, and mechanical stripping and channel sampling. During fiscal 2012, the Company spent $1.1 million on this project.

Nichicun Property – The Company also carried out important exploration work on its Nichicun project during fiscal 2012. Geophysics including a high-definition, heliborne magnetic survey (1,092 kilometres) and an induced polarization ground survey (54 kilometres) was completed in winter 2011. These surveys were followed, in the summer and fall of 2011, by an exhaustive program of prospecting, geological mapping, and mechanical stripping. Work concentrated mostly in the Portageur and Petit Pas areas where several gold showings were discovered in 2009-2010. During fiscal 2012, the Company spent $1.2 million on the Nichicun property.

Anatacau-Wabamisk Property – During fiscal 2012, the Company pursued exploration on the Anatacau-Wabamisk project. A 6-hole drilling program of 1,272 metres was carried out in winter 2011. Surface work consisting mainly of prospecting, mechanical stripping, and geological mapping, was also conducted in the summer and fall of 2011. During fiscal 2012, the Company spent $1.9 million on the Anatacau-Wabamisk property.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

Ashuanipi Property – During fiscal 2012, the Company continued exploration on its Ashuanipi project. A high-definition, heliborne magnetic survey (934 kilometres) was performed in March 2011. In the same period, work including line cutting and an induced polarization survey was undertaken but could not be completed because of an early spring break-up. Afterwards, an exhaustive mechanical stripping and prospecting program was completed in summer 2011. This program was done under an agreement entered into in fiscal 2012 between the Company and AAEC. As per this agreement the Company transferred to AAEC a 50% interest in the 596 claims forming the Ashuanipi property. To maintain its interest, AAEC must fund an aggregate of $5 million in exploration expenditures over a five-year period. AAEC may, at its sole discretion, accelerate such funding. The Company is the operator of the project. During fiscal 2012, the Company and AAEC spent $0.1 million and $1.1 million, respectively on the Ashuanipi project.

Baie Payne Property – In addition to its work in James Bay during fiscal 2012, the Company was also quite active on its Baie Payne project located on the Nunavik territory. In March 2011, the Company announced the conclusion of an agreement with AAEC pursuant to which it transferred to AAEC a 50% interest in the mining claims and other mineral tenements comprising the Baie Payne property. To maintain its interest, AAEC had to fund an aggregate of $4 million in exploration expenditures over a six-year period, which it reached in August 2012. The Company was the operator up to December 31, 2011, and then transferred the operatorship to AAEC in January 2012. During fiscal 2012, AAEC spent $2.4 million on the Baie Payne project.

In addition to partnerships previously mentioned, the Company completed a number of agreements during fiscal 2012. In April 2011, the Company announced the acquisition of four new properties: the Komo, Wabamisk, Lac H, and Opinaca properties, all located in the James Bay region, province of Quebec, as well as the acquisition of the Carat royalty linked to the Opinaca property.

•

Komo and Wabamisk Properties – These two properties were dealt with in the same agreement. As per this agreement, the Company acquired a 100% interest in the 118 claims and 45 claims forming the Komo and Wabamisk properties, respectively, in consideration of the issuance of 40,000 common shares of the Company’s share capital in favour of Ressources D’Arianne Inc. (“D’Arianne”). As per an underlying agreement, Lithium One Inc. owns full interests in any potential lithium discovery on four of the claims that constitute the Komo property. These properties have been merged with the Asini property owned by the Company in the same area.

•

Lac H Property – This property was the object of an agreement pursuant to which the Company acquired a 100% interest in the 69 claims constituting the Lac H property, equally owned by SOQUEM Inc. (“SOQUEM”) and D’Arianne, in consideration of the issuance of a total of 50,000 common shares of the Company’s share capital (25,000 to SOQUEM and 25,000 to D’Arianne). Of the 69 claims constituting the property, 38 are subject to a 1.5% NSR in favour of Inco Vale (formerly Inco Ltd.). Half of this royalty (0.75% NSR) is redeemable for $750,000. As for the 31 remaining claims, they are subject to a total 1.5% NSR to SOQUEM and D’Arianne. Half of this royalty (0.75% NSR) is redeemable, at any time, for $750,000. The claims constituting the Lac H property have been merged with the Wabamisk property owned by the Company immediately west.

•

Opinaca Property – This property was the object of an agreement pursuant to which the Company has the option to acquire a 50% interest in the 165 claims forming the Opinaca property, in consideration of exploration expenses of $878,000 to be carried out over the next five years and the issuance of 26,330 common shares of the Company’s share capital in favour of D’Arianne. Of the 165 claims constituting the property, three are subject to a 2% NSR in favour of Les Explorations Carat Inc. The Company redeemed this royalty in consideration of the issuance of 15,000 common shares of its share capital.

•

Lac Gayot Property – In June 2011, the Company entered into an agreement with KGHM on the Lac Gayot project. As per the agreement KGHM has the option to acquire a 50% interest in the property in consideration of payments totalling $100,000 and $10 million in exploration work to be carried out over the next nine years. The Company is the operator.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

2.2

Significant Acquisitions

The Company has not completed any significant acquisition during the fiscal year ended February 28, 2014, within the meaning of National Instrument 51-102 on continuous disclosure obligations (Quebec).

ITEM III – DESCRIPTION OF THE BUSINESS

As at February 28, 2014, the material properties of the Company are as follows: Coulon, Anatacau-Wabamisk, Lac Pau and Ashuanipi, in the James Bay region, and Baie Payne on the Nunavik Territory. A map showing the locations of these properties appears as Schedule B at the end of this document.

3.1

Coulon Property

On January 31, 2014, the Company entered into several agreements with three Quebec institutional funds including SODÉMEX, the Fonds and SIDEX, to finance a $28 million accelerated exploration program. Pursuant to the agreements, the Company transferred all interests it held in the Coulon project in favour of a newly constituted subsidiary called Mines Coulon Inc. In return, the Company received common shares of Mines Coulon for a value of $42 million. The Company and the institutional shareholders then agreed to subscribe, over a 4-year period (2014-2017), to $28 million in common shares of Mines Coulon. Subscriptions will be completed by annual instalments of $7 million in the manner described hereafter: SODEMEX $2 million, the Fonds $2 million, SIDEX $1 million and the Company $2 million. Subsequent to these subscriptions, the partners’ respective interest will be as follows: the Company 71.45%, SODEMEX 11.42%, the Fonds 11.42% and SIDEX 5.71%. As at February 28, 2014, the Company owned 89.8% of Mines Coulon.

3.1.1

Description and Location of Property

The Coulon property is located 15 kilometres north-northwest of the Fontanges Airport operated by Hydro-Québec, in the Caniapiscau area, about 700 kilometres to the east-northeast of Matagami in the James Bay region of the province of Québec. As at February 28, 2014, the Coulon property consisted of 498 claims covering a surface of 24,767.12 hectares. The camp is centred at UTM coordinates (NAD 27, Zone 19) 356290 E 6057960 N.

3.1.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by gravelled road all year. The Coulon project exists in a taiga landscape, which is similar to that of the tundra. The hydrographic system includes many large lakes but no major rivers, and the landscape is relatively uneven with altitudes ranging from 420 to 580 meters above sea level. The dominant tree is the balsam fir, which is accompanied by moss, bushes, and other small plants on the forest floor. Muskeg is very common. The taiga does not receive much snow, however, what does fall remains there for several months and can be two metres thick in some places. There is a complete road network in the Coulon area, and due to Hydro Québec’s many installations, hydro electric power could be easily supplied to the project.

3.1.3

History

There was no major work done in the past in the Coulon area, apart from minor exploration for uranium carried out in 1977 by the SDBJ (Société de développement de la Baie James) and SERU Nucléaire Canada Ltd.

3.1.4

Geological Setting

The Coulon project lies at the junction of four lithotectonic domains: the La Grande, Ashuanipi, Minto and Bienville Achaean sub-provinces. The region is part of the Goudalie-La Grande assemblage. The sector is dominated by intrusions of tonalite and granite, which are hosts to several kilometric to decakilometric Achaean volcano-sedimentary belts (ex. Venus, Charras, Marylin, Pitaval, Coulon). Most of these belts contain basalts and felsic tuffs but ultramafic lavas are also present and particularly abundant in the Venus, Marilyn, and Charras belts.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

The most frequent lithostratigraphic assemblages seen on the Coulon property include the Brésolles Suite, the Gayot Complex, and the Aubert Formation. The Brésolles Suite consists mainly of foliated tonalitic gneisses representing the basement. The Gayot Complex is dominated by metabasalts with lesser quantities of metasediments, pyroclastites, and iron formations. The Aubert Formation extends in a north-south direction to the Fontanges Airport, up to the Vaujours fault, tens of kilometres further north. It includes polygenic conglomerates, metamorphosed felsic volcanics and hornblende-biotite paragneiss.

For more details on the geological setting, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2013 Exploration Program, Coulon Project, Quebec Mines Virginia Inc., December 2013”, prepared by three staff members of Virginia Mines Inc.: Mathieu Savard, B.Sc., P. Geo., Isabelle Roy, B.Sc., P. Geo. and Vital Pearson, M.Sc., Eng. The report was filed on SEDAR (www.sedar.com) on April 9, 2014.

3.1.5

Exploration and Drilling

The Coulon project originates from a regional reconnaissance survey carried out by the Company in the summer of 2003, which outlined many new interesting polymetallic showings within the Coulon and Pitaval Achaean volcanic belts. Subsequent to these initial discoveries, the Company carried out, from 2004 to 2008, several heliborne and ground Mag-EM surveys as well as numerous drilling campaigns totalling 105,000 metres. Work led to the discovery of seven significant volcanogenic massive sulphide lenses including the 16-17, 9-25, 08, 44, 43, Spirit and 201 lenses. The project reached its milestone with the release in April 2009 of a first resource estimate (NI 43-101 compliant). P&E Mining Consultants Inc., an independent consulting firm of Brampton, Ontario, which was mandated by the Company to estimate the resources, has authorized the release of the following estimates: an indicated resource of 3,675,000 tonnes at an average grade of 3.61% Zn, 1.27% Cu, 0.40% Pb, 37.2 g/t Ag and 0.25 g/t Au and an inferred resource of 10,058,000 tonnes at an average grade of 3.92% Zn, 1.33% Cu, 0.19% Pb, 34.5 g/t Ag and 0.18 g/t Au. Despite excellent potential to substantially increase these significant mineral resources, the Coulon project remained inactive for a few years due to the significant decline in base metal prices.

In the winter of 2011, the Company reactivated the project by carrying out a 15-hole drilling program of 7,952 metres and a second one, in the winter of 2012, consisting of 27 holes totalling 18,055 metres. Work led to the discovery of an eighth mineralized lens called Lens 257, at 800 metres from Lens 43 in the extension towards the northeast of the fertile volcanic sequence, in a little-known area covered with overburden. Lens 257 was traced over a lateral distance of 135 metres and at a vertical depth of 550 to 650 metres beneath the surface. The best intersections obtained include 11.06% Zn, 1.87% Cu, 26.45 g/t Ag and 0.16 g/t Au over 11 metres in hole CN-12 257, 6.19% Zn, 1.49% Cu and 24.86 g/t Ag over 8.4 metres in hole CN-12-263 and 1.6% Zn, 1.39% Cu, 126.98 g/t Ag and 2.12 g/t Au over 9.35 metres in hole CN-12-265. The length of these intersections is very close to the true thickness of the mineralization. Drilling also confirmed the depth continuity of Lens 201 with hole CN-11-225, which intercepted a sulphide zone grading 5.21%, 1.18% Cu and 35.14 g/t Ag over 6.15 metres (true thickness of 3.6 metres) to a vertical depth of 425 metres therefore extending lens 201 by 100 metres downwards and with hole CN-12-254, which intercepted a sulphide zone grading 0.78% Zn, 2.9% Cu, 31.17 g/t Ag and 0.96 g/t Au over 4.9 metres to a vertical depth of 425 metres therefore extending Lens 201 by 75 metres to the north. Some other very interesting results were obtained during these campaigns, outside the already-known lenses, comprising in particular a semi-massive to massive sulphide intersection yielding 3.86% Zn, 0.7% Cu and 75.09 g/t Ag over 44 metres (true thickness of 37.4 metres) in hole CN-11-223 located directly under Lens 16-17 and a semi-massive zone of disseminated sulphides grading 2.05% Cu, 0.72% Zn, 20.8 g/t Ag and 0.19 g/t Au over 11.2 metres in hole CN-12-242, located 400 metres to the south of Lens 257. Elsewhere on the property, the other holes tested various regional geophysical and geological targets without much success.

The Company pursued work by completing, in the winter of 2013, an 11-hole drilling campaign of 8,507 metres as well as borehole geophysical surveys (InfiniTEM). Work aimed at testing the extensions of new Lens 257. Drilling yielded other mineralized intersections, the best ones having been obtained in the northern extension of Lens 257 with results of 7.15% Zn, 2.39% Cu and 38.77 g/t Ag over 24.35 metres in hole CN-13-271, including 9.48% Zn, 3.11% Cu and 46.16 g/t Ag over 15.7 metres, and 14.65% Zn, 2.04% Cu and 35.83 g/t Ag over 7.35 metres in hole CN-13-273. The length of these intersections is likely similar to the true thickness. Lens 257 was confirmed over a lateral distance of 350 metres to a vertical depth of 550 to 800 metres beneath the surface. It seems to form a mineralized body moderately dipping towards the northwest and shallowly plunging to the north-northeast.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

It remains open at depth but partially restricted by hole CN-12-272 to the north and by holes CN-13-267 and CN-13-269B to the south. The extensions towards the surface appear to be limited by holes CN 13 266, CN-13-267 and CN-13-272 while holes CN-13-268 and CN-13-269B partially limit the depth extension over two sections. Elsewhere on the property, hole CN-13-275 confirmed the depth continuity of Lens 201 by intercepting a massive sulphide zone yielding values of 4.73% Zn; 1.32% Cu and 11.7 g/t Ag over 2 metres. Lens 201 is now followed over 600 metres beneath the surface and extended by 50 metres at depth.

An 800-sample surface lithogeochemical sampling was carried out in the summer of 2013. Work confirmed the southwestern continuity of the fertile felsic volcanic sequence beyond its current interpreted limit. The lithogeochemical survey outlined many new sectors of hydrothermal alteration typical of VMS specifically to the south and southwest of the Spirit area, to the south of the Tension showing as well as in the new portion of the fertile volcanic sequence defined to the southwest.

For complete results of the exploration programs, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2013 Exploration Program, Coulon Project, Quebec Mines Virginia Inc., December 2013”, prepared by three staff members of Virginia Mines Inc.: Mathieu Savard, B.Sc., P. Geo., Isabelle Roy, B.Sc., P. Geo. and Vital Pearson, M.Sc., Eng. The report was filed on SEDAR (www.sedar.com) on April 9, 2014.

3.1.6

Mineralization

For a detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2013 Exploration Program, Coulon Project, Quebec Mines Virginia Inc., December 2013”, prepared by three staff members of Virginia Mines Inc.: Mathieu Savard, B.Sc., P. Geo., Isabelle Roy, B.Sc., P. Geo. and Vital Pearson, M.Sc., Eng. The report was filed on SEDAR (www.sedar.com) on April 9, 2014.

3.1.7

Sampling and Analysis

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility. However they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

3.1.8

Exploration and Development

The Company and its partners initiated in January 2014, a $3.2 million exploration campaign consisting of about 16,000 metres of diamond drilling, which will run until spring break-up. Drilling aims at testing mainly the extensions of lenses 257, 43 and Spirit as well as several geological targets within the favourable volcanic stratigraphy. By the end of February 2014, nine holes totalling 5,734 metres were completed but no assay results had yet been received. Surface Infinitem surveys will also be carried out on new favourable sectors previously defined during summer 2013 surface work. This campaign will be followed by a program of mechanical stripping and geological mapping in the upcoming summer and by another drill program during the fall of 2014. The Company is the operator.

Expenditures for exploration work done by the Company and its partners are as follows:

-

For the fiscal year ended February 28, 2013 (Company):

$4.3 million

-

For the fiscal year ended February 28, 2014 (Company and partners):

$3.1 million

Annual Information Form, May 15, 2014

Virginia Mines Inc.

3.2

Anatacau-Wabamisk Property

3.2.1

Description and Location of the Property

The Anatacau-Wabamisk project is located 30 kilometres southwest of the Opinaca reservoir, about 290 kilometres north of Matagami, province of Quebec. The property is situated about 30 kilometres east of the James Bay Road.

As at February 28, 2014, the property consited of 1,211 designated claims totalling 63,684.06 hectares, split on two adjoining portions: the Anatacau part, with 207 claims constituting the southeastern portion of the property, and the Wabamisk part, with 1,004 claims forming the main part of the property. The Company owns a 100% interest in the Wabamisk portion (with the exception of the royalties related to the former Lac H property) while the Anatacau portion is wholly owned by IAMGOLD. As per an agreement entered into in April 2007, the Company has the option of acquiring a 100% interest in the Anatacau part for a consideration consisting of a $25,000 payment (paid upon signing of the agreement) and $3 million in exploration work to be carried out before December 31, 2015. Should the Company acquire a 100% interest in the Anatacau portion, IAMGOLD will retain a 2% NSR. The Company may buy back half (1%) of this royalty for $1.5 million.

3.2.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is easily accessible via the paved James Bay road, up to the junction of the kilometric marker 396, with an additional 45 kilometres towards the east along a gravelled road open all year round. Remote zones are accessible by helicopter. The topography of the property is moderate with a few rippled hills of less than 100 metres in elevation. The hydro-graphic network of the property is marked by the presence of the Eastmain River and many lakes, particularly the Anatacau Lake that stands in the center of the property. Peat bog vegetation invades the south half of the property.

3.2.3

History

The first geological reconnaissance work in the Eastmain River area was performed in 1897 by the Geological Survey of Canada, along the shores of the Eastmain River. Later on, mapping at different scales was conducted by the Geological Survey of Canada and the Ministère des Richesses naturelles du Québec in the 1942-1978 period. Since the mid 30’s, a few mining companies conducted exploration in an area covering parts of the Anatacau-Wabamisk project. These work programs led to the discovery of a few showings mineralized in gold, copper and silver, in the vicinity or within the current limits of the Anatacau-Wabamisk project. In 1996, the Company carried out geological reconnaissance in the Anatacau portion of the project and outlined a small gold showing grading 1.56 g/t Au. In 2005, IAMGOLD Québec Management Inc. (“IAMGOLD Québec”) conducted an exploration program that consisted of a remote sensing study, a program of lake-bottom sediment sampling (93 samples) and till sampling (130 samples), as well as prospecting. A helicopter-borne magnetic and electromagnetic (AeroTEM II) survey was also conducted. In the summer of 2006, IAMGOLD Québec carried out further prospecting, rock sampling (299 samples) and till sampling (156 samples).

3.2.4

Geological Setting

The Anatacau-Wabamisk project lies within the Achaean La Grande sub-province of the geological Superior Province. The age of these rocks ranges from 2,600 to 3,400 My. These rocks were affected by the kenorean orogeny between 2,660 and 2,720 My. The La Grande sub-province is composed of volcano-plutonic rocks comprising ancient tonalitic gneisses (2,788 – 3,360 My) of several volcano-sedimentary sequences. The Anatacau-Wabamisk property covers the west part of the Lower Eastmain greenstone belt. This belt is composed of volcano-sedimentary rocks that formed in an oceanic setting with mid-oceanic ridges, oceanic plateaus and volcanic arcs. These rocks were intruded by calc-alkaline rocks ranging in composition from gabbros to monzogranites. Regional metamorphism ranges from greenschist to upper amphibolite facies.

For more details on the geological setting, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, Summer 2013 Exploration Program, Wabamisk Property, Quebec, March 2013” prepared by Francis Chartrand, Ph.D., P.Geo., and Jérôme Lavoie, M.Sc.A., Eng., and “Technical Report and Recommendations, Winter 2013 Exploration Program – Wabamisk Project – November 2013” prepared by Francis Chartrand, Ph.D., P.Geo., and Pascal Simard, B.Sc., Eng. Jr., all staff members of Virginia Mines Inc. Both reports were filed on SEDAR (www.sedar.com) on March 26, 2014.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

3.2.5

Exploration Work and Drilling

The Anatacau-Wabamisk project was initiated in 2005 with the objective of discovering epigenetic gold mineralization similar to that of the Roberto zone of the Éléonore project situated 65 kilometres to the northeast. Since then, the Company has annually carried out several exploration programs on the project. Exploration included line cutting, geophysical surveys (MAG-EM, induced polarization, radiometric) and geochemical surveys (till and B horizon), mechanical stripping, detailed geological mapping and channel sampling, as well as 36 diamond drill holes totalling 5,120 metres. Work revealed several gold anomalies in till samples and led to the discovery of numerous gold showings in outcrops.

One of the most important ones is the Isabelle showing discovered in 2007, which consists of a series of quartz veins and zones of intense silicification within a folded sequence of finely-bedded wackes and more massive sandstone. Channel sampling and drilling conducted on the Isabelle showing yielded variable results considering the free nature of gold in the veins and in the silicified zones. Best channel results included 316.18 g/t Au over 1 metre, 17.86 (14.98 cut) g/t Au over 3 metres, 11.03 g/t Au over 3 metres while the best drill intersections returned 46.5 (18.26 C) g/t Au over 4 metres, 5.89 g/t Au over 2 metres and 2.75 g/t Au over 10 metres. Most other gold showings discovered on the property are small and/or low grade but their high density combined with the presence of several gold anomalies in tills is a strong gold signal that remains largely unexplored.

More recently, prospecting and mechanical stripping carried out in the summer and fall of 2012 allowed for the definition, in the Wabamisk portion of the property, of a very interesting new gold system to the northeast of the Anatacau Lake. This new system, characterized mainly by a field of quartz veins containing visible gold, is comparable in most respects with the Isabelle showing, located more than 15 kilometres to the southwest in the same sequence of folded sedimentary rocks. The main vein, called the Mustang vein, was followed almost continuously in trenches and its lateral extension is now confirmed over 425 metres at surface. The vein is WSW-ENE-oriented with a steeply north-dipping (75° to 80°). Many visible gold grains, some of which were very coarse in places, were found in several locations all along the Mustang vein. The Mustang vein was systematically channel sampled along regularly-spaced lines whose location was not biased by the presence of numerous visible gold grains at surface within the vein. The results obtained were variable because of the free nature of gold in the Mustang Vein. The best result obtained was 23.28 NC (11.14 C) g/t Au over 4.6 metres but several other channels also yielded encouraging results comprised between 9.66 g/t Au over 4 metres and 7.65 g/t Au over 1.7 metres. The other channels returned results generally varying between 1.05 g/t Au over 7.3 metres and 1.42 g/t Au over 0.5 metres. Many other interesting channel results were obtained in the main stripping area within other quartz veins and their altered envelopes.

In the winter of 2013, the Company completed a 29-hole drilling campaign of 4,472 metres to test at shallow depth the Mustang Vein and the other showings of the main stripping area. Drilling confirmed the continuity of the Mustang Vein down to a vertical depth of about 125 metres where it remains totally open laterally and at depth. Similarly to surface channel sampling carried out in the summer of 2012, drilling yielded variable results given the free and coarse nature of gold in the Mustang Vein. Best results included 22.65 g/t Au over 2.25 metres in hole WB-13-004, 3.93 g/t Au over 2.8 metres in hole WB-13-005 and 3.66 g/t Au over 1.5 metres in hole WB-13-002. Visible gold was observed in the first two intersections. Other drill results obtained from the Mustang Vein varied in general between 0.69 g/t Au over 2.7 metres and 2.3 g/t Au over 1.15 metres. The holes testing the other veins and showings of the main stripping area yielded several intersections very anomalous in gold in metric to plurimetric thicknesses with, at times, more interesting results including 1.98 g/t Au over 13.4 metres (including 4.14 g/t Au over 4 metres) in hole WB-13-015; 6.02 g/t Au over 3.2 metres and 18.05 g/t Au over 0.8 metres in hole WB-13-025; and 5.66 g/t Au over 1 metre in hole WB-13-018. These intersections remain open laterally and at depth.

Based on this work, an aggressive surface exploration program consisting of prospecting, mechanical stripping and geological mapping was carried out in the summer and fall of 2013. Work led to the discovery of a new interesting auriferous corridor defined by a string of new gold showings stretching for almost 3.5 kilometres in an ENE-WSW general direction. This new structure is parallel but located four kilometres north of this auriferous corridor hosting the Mustang Vein within the same sequence of folded sedimentary rocks. In general, the new gold showings consist of decimetric to metric quartz veins followed laterally over plurimetric distances within meta-wackes. The three most significant showings discovered along this corridor (Challenger, Interceptor and Trailblazer) revealed visible gold, sometimes in considerable quantities. Samples collected to characterize the vein yielded values grading

Annual Information Form, May 15, 2014

Virginia Mines Inc.

between 2.34 and 351 g/t Au while channel results yielded 1.47 g/t Au over 1.1 metres and 5.67 g/t Au over 1 metre. Other similar showings discovered along the new gold-bearing structure did not reveal any visible gold and yielded more modest results not exceeding 2.14 g/t Au in selected samples. The gold-bearing structure is most likely extending to the west as a centimetric quartz vein, discovered in 2011 and located one kilometre west of the Challenger showing, graded up to 69.9 g/t Au in selected samples.

For complete results of the exploration program carried out in fiscal 2014, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, Summer 2013 Exploration Program, Wabamisk Property, Quebec, March 2013” prepared by Francis Chartrand, Ph.D., P.Geo., and Jérôme Lavoie, M.Sc.A., Eng., and “Technical Report and Recommendations, Winter 2013 Exploration Program – Wabamisk Project – November 2013” prepared by Francis Chartrand, Ph.D., P.Geo., and Pascal Simard, B.Sc., Eng. Jr., all staff members of Virginia Mines Inc. Both reports were filed on SEDAR (www.sedar.com) on March 26, 2014.

3.2.6

Mineralization

Mineralization observed on the property is summarized in the previous section.

For more details on the mineralization, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, Summer 2013 Exploration Program, Wabamisk Property, Quebec, March 2013” prepared by Francis Chartrand, Ph.D., P.Geo., and Jérôme Lavoie, M.Sc.A., Eng. and “Technical Report and Recommendations, Winter 2013 Exploration Program – Wabamisk Project – November 2013” prepared by Francis Chartrand, Ph.D., P.Geo., and Pascal Simard, B.Sc., Eng. Jr., all staff members of Virginia Mines Inc. Both reports were filed on SEDAR (www.sedar.com) on March 26, 2014.

3.2.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were labelled and registered with unique sample numbers. The sealed sample bags were then placed in shipping bags, which were then sealed. Analyzed samples coming from channels or half-cores with lengths varying from 0.5 to 1.5 metres were delivered to ALS Chemex, a firm that specializes in treatment and analysis of samples. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.2.8

Exploration and Development

A second drill program of about 3,200 metres was initiated in early February 2014 to test the vertical continuity of the Mustang Vein and of other veins of the main stripping area at depths of 125 to 200 metres below the surface. This drilling program is also testing at shallow depth the new Challenger and Interceptor gold showings discovered in the summer of 2013. As at February 28, 2014, 12 holes totalling 2,481 metres were completed but assay results were yet to come. Additional work including prospecting, mechanical stripping and mapping is also planned for the summer of 2014.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2013

$2.4 million

-

For the fiscal year ended February 28, 2014

$2.3 million

Annual Information Form, May 15, 2014

Virginia Mines Inc.

3.3

Lac Pau Property

In June 2011 the Company announced the conclusion of an agreement with IAMGOLD pursuant to which the latter has the option to acquire a 50% interest in the property in consideration of payments totalling $130,000 and exploration expenditures of $6 million to be carried out over the next seven years. The Company was the operator. On July 11, 2013, IAMGOLD terminated this agreement.

3.3.1

Property Description and Location

The Lac Pau property is located in the vast James Bay region, in the northern part of the Caniapiscau reservoir, 70 kilometres north-east of the Trans-Taïga road. The property is equipped with a landing strip and many outfitter camps occupy this area. The property is accessible via a 65-kilometre-gravelled road and consists of 802 claims covering 39,182.92 hectares.

3.3.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible via the Trans-Taïga road and infrastructures such as lodging (Lac Pau outfitter camp) and airstrip are in place. The landscape is composed mainly of peatland with a few rounded topographic heights. The vegetation presents mostly softwood in altitude and peatland in the valleys. The hydrographic network is well developed with substantial sectors covered by lakes and rivers. Part of this hydrographic network has been man-made modified with the construction of dams and a spillway. The Caniapiscau reservoir is situated at the east tip of the staked area.

3.3.3

History

It appears that no significant work has been done in the past in the area of the Lac Pau property. Some prospecting that aimed mainly at search for uranium was carried out in the 1970’s by a few companies. More recently, BHP Minerals Canada Ltd. conducted till sampling in the region in late 1990’s.

3.3.4

Geological Setting

The Lac Pau area lies within the Archaean Superior Province, in the middle part of the Ashuanipi gneisso-plutonic Sub-Province near the western contact with the La Grande volcanosedimentary Sub-Province. The Ashuanipi Sub-Province (or the Ashuanipi complex) mostly consists of diatexite (2.68-2.66 Ga) with local migmatitic enclaves of paragneiss and iron formation. It also contains paragneiss injected with plutons and sills of tonalite or syenite, syenite to nephelite or of monzonite.

The geology of the Lac Pau property is characterized by the presence of a metasedimentary belt. Rocks observed on the property are felsic paragneiss interpreted as arenite-wackes. The following lithologies are also found: ultramafic rocks (interpreted pyroxenite), amphibolites (interpreted basalt) and ± phenocristic orthogneiss (interpreted quartziferous to monzodiorite diorite). Supracrustal rocks are crosscut by late felsic intrusions varying in composition (granitic to tonalitic). The volcanosedimentary belt overlies a tonalitic to granodioritic bedrock. The belt is east-west oriented in the west part of the property with a known width of about 6-8 kilometres. The belt branches off to the northeast while decreasing in thickness in the eastern part of the property. The average thickness of the belt quickly narrows from 6-8 kilometres to 1-2 kilometres wide.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Winter 2013 Drilling Program, Lac Pau Project, Québec, September 2013”, prepared by Jérôme Lavoie, M.Sc., P.Eng., staff member of Virginia Mines Inc. The report was filed on SEDAR (www.sedar.com) on October 16, 2013.

3.3.5

Exploration Work and Drilling

The Lac Pau project is the result of a regional reconnaissance program carried out by the Company to test arsenic anomalies in lake-bottom sediments located just to the north of the Caniapiscau Reservoir. Initial reconnaissance and prospecting conducted in the fall of 2006 and the summer of 2007 led to the discovery of some interesting gold

Annual Information Form, May 15, 2014

Virginia Mines Inc.

showings within paragneisses and dioritic to tonalitic intrusives. These showings, which are associated with disseminated sulphides, yielded values of 0.71 g/t Au to 4.48 g/t Au in selected samples and results generally varying between 1 g/t and 2.5 g/t Au over 2 to 5 metres in thickness.

Based on these encouraging initial results, the Company carried out further important exploration work that consisted of magnetic ground geophysics and induced polarisation surveys as well as campaigns of mechanical stripping, mapping and sampling. Three drilling programs for a total of 59 holes (9,358 metres) were also carried out in the winters of 2010, 2011 and 2012. Work traced a major gold structure that separates the intrusive rocks of the Beausac Suite and the paragneisses of the Grosbois Suite. This fertile gold structure, called the Lac Pau gold corridor, is host to several significant gold showings spread over 12 kilometres. Overall, the mineralization appears as metric to plurimetric disseminated sulphide zones (10% or less of pyrrhotite and pyrite) hosted within altered and sheared tonalitic to dioritic intrusions. The most common alterations include silicification, chloritisation, potassic alteration and alkali leaching. The best mineralized zones found to date in the Lac Pau corridor include the Tricorne showing (up to 9.02 g/t Au over 5 metres in channel and 3.43 g/t Au over 6 metres in drilling); the Jedi showing (up to 2.35 g/t Au over 6 metres in channel and 1.74 g/t Au over 31.5 metres in drilling); the Hope showing (up to 13.04 g/t Au over 3 metres in channel and 69.78 g/t Au (24.15 cut) over 1.2 metres in drilling); the Beausac-2 showing (14.43 g/t Au over 2 metres in channel); and the Obiwan showing (2.1 g/t Au over 5 metres in channel).

During fiscal 2014, the Company and its partner continued assessing the potential of the Lac Pau corridor. A 9-hole drilling program of 2,369 metres was carried out during the winter of 2013 to test mainly the Jedi, Jedi Extension and Obiwan showings, which are all located along the Lac Pau corridor. Five holes further tested the Jedi showing area over a lateral distance of 600 metres and at vertical depths of 125 to 300 metres beneath the surface. These holes intercepted several large zones of alteration and disseminated sulphides, which yielded intervals highly anomalous in gold in plurimetric to decametric thicknesses. The best results included 0.51 g/t Au over 20.1 metres and 0.82 g/t Au over 18.7 metres (including 1.15 g/t Au over 11.95 metres) in hole PAU-13-061; 0.34 g/t Au over 18.5 metres, 11.5 g/t Au over 1.5 metres and 0.37 g/t Au over 21.5 metres in hole PAU-13-062, as well as 0.61 g/t Au over 23.9 metres (including 1.45 g/t Au over 7.2 metres) in hole PAU-13-063. Holes drilled in other areas of the property did not yield significant values.

Complete results of the exploration program are reported in the 43-101 technical report entitled “Technical Report and Recommendations, Winter 2013 Drilling Program, Lac Pau Project, Québec, September 2013”, prepared by Jérôme Lavoie, M.Sc., P.Eng., staff member of Virginia Mines Inc. The report was filed on SEDAR (www.sedar.com) on October 16, 2013.

3.3.6

Mineralization

The mineralization has been summarized in the preceding heading.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical “Technical Report and Recommendations, Winter 2013 Drilling Program, Lac Pau Project, Québec, September 2013”, prepared by Jérôme Lavoie, M.Sc., P.Eng., staff member of Virginia Mines Inc. The report was filed on SEDAR (www.sedar.com) on October 16, 2013.

3.3.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were labelled and registered with unique sample numbers. The sealed sample bags were then placed in shipping bags, which were then sealed. Analyzed samples coming from channels or half-cores with lengths varying from 0.5 to 1.5 metres were delivered to ALS Chemex, a firm that specializes in treatment and analysis of samples. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Sample bags remained sealed until open by ALS Chemex’s

Annual Information Form, May 15, 2014

Virginia Mines Inc.

personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.3.8

Exploration and Development

The Jedi Zone constitutes a very fertile structure, which generated various large intersections very anomalous in gold over more than 600 metres laterally and down to a vertical depth of 300 metres. The zone remains entirely open laterally and vertically. In addition, many kilometric portions of the Lac Pau corridor remain unexplored. As a result of IAMGOLD’s withdrawal, the Company has initiated discussions with potential partners for the project.

Expenditures for exploration work done by IAMGOLD are as follows:

-

For the fiscal year ended February 28, 2013

$1.1 million

-

For the fiscal year ended February 28, 2014

$0.5 million

3.4

Ashuanipi Property

As per an agreement entered into during fiscal 2012, the Company transferred to AAEC a 50% interest in the 596 mining claims forming the property. To maintain its 50% interest in the property, AAEC must engage $5 million in exploration work over a five-year period. AAEC may, at its sole discretion, accelerate such funding. The Company is the operator.

3.4.1

Property Description and Location

The Ashuanipi property is located in the James Bay region, province of Quebec, more precisely in the southern portion of the Caniapiscau Reservoir, about 180 kilometres northwest of the mining town of Fermont. As at February 28, 2014, the property consisted of 596 claims covering 30,371.12 hectares.

3.4.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by the Trans-Taïga Road, up to the Brisay hydroelectric station operated by Hydro-Québec, and then from a gravelled seasonal road, serving the dams in the southwest of the Caniapiscau reservoir, up to the camp. The property is located between 20 to 70 kilometres from the exploration camp and may be accessed by plane or helicopter. The ground is mostly peat bog with a few rounded topographic peaks. The vegetal cover is generally characterized by conifers in altitude and peat bog vegetation in the valleys. The hydro-graphic network is well developed, with substantial areas occupied by lakes and rivers. Part of this hydrographic network has been subject to man-made modifications (Caniapiscau reservoir). The Caniapiscau reservoir stretches to the north of the area.

3.4.3

History

It seems that no major work was done in the past in the area of the Ashuanipi property except for some prospecting and airborne geophysical surveys focussing on search for uranium, carried out by other companies in the 1970’s.

3.4.4

Geological Setting

The sector is located in the Achaean Superior Province. Rocks belong to the metamorphic-plutonic complex of Ashuanipi, which is mostly composed of diatexite (2.68 to 2.66 My) formed by granodiorite with local inclusions of migmatitic paragneisses and iron formation. It also includes paragneiss horizons (3.3 to 2.7 My) injected by plutons and sills of tonalite, syenite or monzonite.

The prospected area lies mostly in the lithotectonic domain of Caniapiscau, which differs from the Ashuanipi complex, with a generally lower degree of metamorphism. It is also characterized by the occurrence of bimodal metavolcanic sequences and plutonic rocks, paragneiss units, alumino-silicate paragneiss, iron formation (silicate, oxide and sulphide), as well as a series of post-tectonic intrusions associated with intense magnetic anomalies.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec, January 2014”, prepared by three staff members of Virginia Mines Inc.: Pascal Simard, B.Sc., Eng. jr., Simon Hébert, Geologist in training and Paul Archer, M.Sc., Ing. The report was filed on SEDAR (www.sedar.com) on April 22, 2014.

3.4.5

Exploration Work and Drilling

The Ashuanipi project is the result of a regional reconnaissance survey carried out by the Company in the summer of 2007, which led to the discovery of several interesting polymetallic showings within little explored Achaean volcanic belts. Reconnaissance samples collected on these showings yielded values of 0.1 to 2.25 g/t Au, 1.2 to 536 g/t Ag, 0.24 to 2.93% Cu and 0.2 to 3.26% Zn.

Based on these results, the Company conducted, in the spring of 2008, an extensive VTEM heliborne geophysical survey of 2,198 linear kilometres spread over two separate blocks. Summer 2008 prospecting, geological mapping and mechanical led to the discovery of new significant mineralized showings on the two blocks of claims. Samples collected on the southern block to characterize the mineralization yielded results varying from 0.15% to 3.92% Cu, 0.27% to 8.94% Zn and 0.13 to 6.29 g/t Au. Little mineralization was found in place on the northern block, but several erratic blocks returned values anomalous in Cu-Zn-Au-Ag with, at times, higher values reaching up to 14.1% Cu, 4.14% Zn, 1.9 g/t Au and 761 g/t Ag. The source of these mineralized blocks could be very local as the northern sector is located in the vicinity of a glacier ice centre.

An important program including mechanical stripping and prospecting was completed in the summer and fall of 2010 on the northern block. Work aimed at testing the VTEM anomalies that remained unexplained during the summer 2008 program, as well as tracking down the source of numerous mineralized erratic blocks. In total, 63 trenches were excavated on several targets and 933 channel samples were collected for a total of 919.2 linear metres. Despite these efforts, no significant results were obtained except for a few values anomalous in Au, Ag, As, and Zn. The source of these mineralized blocks remains to be found.

A short phase of prospecting was also conducted in the fall of 2010 on the southern block of the property. Work led to the discovery, within this intrusion, of a zone mineralized in copper (up to 5%) and molybdenum (up to 5%) followed sporadically over a distance of more than three kilometres. Outcrops and mineralized blocks returned values varying from 0.4 to 3.8 g/t Au; 0.3 to 8.6% Cu; and 0.1 to 1.3% Mo, 10.2 to 49.6 g/t Ag in selected samples. Locally, manual stripping allowed for channel sampling that returned values of 1.93 g/t Au, 11.3 g/t Ag and 1.56% Cu over 3 metres including 4.36 g/t Au, 20.1 g/t Ag and 3% Cu over 1 metre.

Subsequent work carried out in the winter of 2011 on these showings included a high-definition, heliborne magnetic survey (934 kilometres), line cutting and an induced polarization survey followed by an extensive program of mechanical stripping and prospecting in the summer of 2011. In total, 29 trenches were excavated along the mineralized corridor and 807 channel samples were collected. In general, channel sampling returned anomalous values (0.2 to 1.56 g/t Au and 0.3 to 1.05% Cu) in average thicknesses of 1 to 2 metres but reaching, at times, 6 to 9 metres. Some higher values (2.8 to 3.85 g/t Au and 1.5 to 2.06% Cu) were obtained from samples collected on mineralized blocks or new outcrops discovered through prospecting. Prospecting, mechanical stripping and geological mapping continued in the summer of 2012. In general, results were rather disappointing as most of the IP anomalies, located in the southern portion of the grid, remained unexplained because of thick overburden in this area. Work carried out in the fall of 2012, including modelling and interpretation of geophysical data, outlined several interesting targets on the cut grid.

An 8-hole drilling campaign for 1,248 metres was then carried out in August 2013 to test geophysical targets as well as the Falcon Nord, Falcon Sud and Eagle showings discovered at surface in previous years. Drilling yielded mixed results including best values of 0.76 g/t Au over 5.5 metres in the Eagle area as well as 0.42 g/t Au, 6.1 g/t Ag and 0.71% Cu over 4 metres in the Falcon sector. However, prospecting and mechanical stripping carried out simultaneously with drilling led to the discovery of an interesting alteration and mineralization system on the cut grid located in the northeastern portion of the southern block of the project. The mineralization consists of disseminated pyrrhotite-chalcopyrite (1-10% in general) and is associated with metric to plurimetric, calc-silicate (actinolite-biotite-quartz) alteration zones within mafic to intermediate volcanics. Thus far, this kilometric system

Annual Information Form, May 15, 2014

Virginia Mines Inc.

yielded several values anomalous in gold, copper and silver. The best value arises from a channel sample that returned 2 g/t Au, 10.9 g/t Ag and 1% Cu over 2 metres, including 3.12 g/t Au, 16 g/t Ag and 1.49% Cu over 1 metre. Comparable alteration zones, located one kilometre to the south within intermediate volcanics, returned values anomalous in zinc-silver, including 3.1 g/t Ag and 0.16% Zn over 16 metres, 0.10% Zn over 11 metres and 0.15% over 6 metres. The potential of this new sector was also highlighted during the work campaign by the presence of Au-Cu Zn polymetallic anomalies in till samples.

For complete results of exploration work carried out in fiscal 2013, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec, January 2014”, prepared by three staff members of Virginia Mines Inc.: Pascal Simard, B.Sc., Eng. jr., Simon Hébert, Geologist in training and Paul Archer, M.Sc., Ing. The report was filed on SEDAR (www.sedar.com) on April 22, 2014.

3.4.6

Mineralization

The mineralization has been summarized in the preceding sub-section.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec, January 2014”, prepared by three staff members of Virginia Mines Inc.: Pascal Simard, B.Sc., Eng. jr., Simon Hébert, Geologist in training and Paul Archer, M.Sc., Ing. The report was filed on SEDAR (www.sedar.com) on April 22, 2014.

3.4.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples coming from selected samples or channels varying from 0.5 to 1.5 metres have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were sealed with fibreglass tape. Individual bagged samples were then placed in shipping bags and stored at the camp. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Samples were then loaded onto a cube van for transportation to Val-d’Or where the Company’s personnel delivered them to the ALS Chemex sample preparation facility. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.4.8

Exploration and Development

A new alteration and mineralization system is traced by trenching laterally over several kilometres and is associated with strong, kilometric IP anomalies. So far, the system remains relatively unexplored. The Company and its partner are currently evaluating the results from the 2013 program before proceeding further.

Expenditures for exploration work done by AAEC are as follows:

-

For the fiscal year ended February 28, 2013:

$1.2 million

-

For the fiscal year ended February 28, 2014:

$1.0 million

3.5

Baie Payne Property

Pursuant to an agreement entered into in March 2011, the Company transferred to AAEC a 50% interest in the claims and other mineral tenements forming the Baie Payne property. To maintain its interest, AAEC had to fund an aggregate of $4 million in exploration expenditures over a six-year period. AAEC fulfilled all its obligations during

Annual Information Form, May 15, 2014

Virginia Mines Inc.

fiscal 2013 and the project then became a 50-50 partnership with AAEC acting as operator since January 2012. As the Company did not participate in the summer 2013 campaign, its participation has been diluted to 40.2% at the end of fiscal 2014.

3.5.1

Property Description and Location

The Baie Payne property is located directly to the north of the Kangirsuk village, on the west shore of the Ungava Bay. It consists of 471 claims totalling 19,635.87 hectares within NTS sheets 25C/04, 25D/01 and 25D/08.

3.5.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The Payne Bay property is located close to the village of Kangirsuk, on the north shore of Arnaud river (60o 05'N, 70o 02'W), in the Ungava Peninsula in New Quebec (Nunavik). Access to the northern village of Kangirsuk is provided by Air Inuit which offers daily flights from Montréal or other major Quebec southern cities via Kuujjuaq. The whole property is easily accessible all-year round by helicopter, whereas floatplanes and all-terrain vehicles can be used in specific areas during summer. When snow covers the landscape, snowmobile is an effective means of transportation to reach all four blocks of claims.

The property, located well above the tree line, is entirely covered by tundra. High terrains commonly consist of extensive exposures of outcrops. Altitude varies from 50 to 800 metres. Lakes are abundant but tend to be relatively small and have a shallow depth.

3.5.3

History

Exploration work in the Payne Bay area historically focussed on iron ore along the margin of the Roberts Syncline, with documented activity beginning in 1938 and persisting intermittently until the mid-1960’s. Although substantial deposits were discovered, none were put into production. The Kyak intrusion was investigated briefly in the 1960’s and early 1970’s for its nickel potential, with exploration work including two independent airborne EM-MAG surveys, grid mapping and prospecting, limited ground geophysical surveys, as well as 2,850 metres of drilling (26 holes, EX core). No additional work was done over the Kyak intrusion until 1986, when the northeastern half of the complex was subject to reconnaissance mapping for PGE mineralization.

3.5.4

Geological Context

The property is located at the northern extremity of the New Québec Orogen also known as the Labrador Trough. The property covers in its northern portion three mafic/ultramafic complexes (Qarqasiaq, Chaunet Est, Chaunet Ouest) which reach up to 1,000 metres in thickness with a cumulative lateral extent of 41 kilometres. Its southern portion covers the Kyak intrusion, a 6 x 16 km layered mafic/ultramafic complex mostly of gabbroic composition. All these complexes are hosted by a supracrustal sequence of iron formations, basalts and sulfide-rich mudstones, within a folded allochtonous structure named the Roberts syncline.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2013 Exploration Program, Payne Bay Property, Québec, Anglo American Exploration (Canada) Ltd. – Virginia Mines Inc. March 2014”, prepared by three staff members of Anglo American Exploration (Canada) Ltd.: Jean-François Bélanger, B.Eng., Jr.Eng., Project Geologist, Circe Malo-Lalande, M.Sc.A., Ing., Project Geologist, and Clément Dombrowski, M.Sc.A., Geo., Senior Geologist. The report was filed on SEDAR (www.sedar.com) on April 22, 2014.

3.5.5

Exploration Work and Drilling

The Baie Payne property covers four important mafic/ultramafic complexes (Kyak, Qarqasiaq, Chaunet Est and Chaunet Ouest), which contain 40 or so Ni-Cu showings grading up to 6.5% Ni. The Kyak intrusion was the object of sporadic exploration for nickel in the 1960s and early 1970s, but the other ultramafic complexes did not undergo systematic exploration before the acquisition by Osisko Mining Corporation (“Osisko”) of exploration permits in the late 1990s. The Company got involved in the property in late 1998 and carried out, in partnership with Osisko, mapping and geophysical surveys as well as two diamond-drilling programs in 2000 (6 holes for 1,556 metres) and

Annual Information Form, May 15, 2014

Virginia Mines Inc.

2001 (9 holes for 1,648 metres). After becoming the sole active owner of the project, the Company conducted, in October 2008, an airborne TDEM survey covering the entire property using the AeroTEM IV system. This survey totalled 1,352 linear kilometres. Work was followed, in the summer of 2010, by a short program of prospecting and ground verification.

The Company and its partner AAEC carried out, in the summer of 2011, extensive surface exploration including a phase of geological mapping and prospecting as well as a ground TDEM survey. The intended goals of this work were to better define the fertile mafic/ultramafic units on the property, to discover new surface nickeliferous showings, and to test the presence of electromagnetic conductors within these fertile units. A few new showings of disseminated sulphides (pyrrhotite ± chalcopyrite) forming plurimetric to decametric rusted zones were discovered within ultramafic rocks and yielded values anomalous in nickel and copper. The electromagnetic geophysical survey was slowed down by several logistical challenges and only 40 kilometres or so were completed by the end of the program. A vast heliborne magnetic survey totalling more than 13,000 kilometres was carried out over the entire property simultaneously with this work.

Activity on the project continued throughout fiscal 2013. A new ground TDEM survey was conducted during the winter and the summer of 2012 to complete the coverage of all fertile ultramafic rocks on the property. All geophysical data acquired over the past years were the object of exhaustive interpretation, which defined several interesting targets within favorable geological units.

AAEC pursued work, in the summer of 2013, with a 7-hole drilling program totalling 1,450 metres. Hole PB-13-01 tested an EM conductor associated with the Kyak complex and intercepted zones of disseminated sulphides (mainly pyrrhotite) within units of gabbronorite and peridotite. These sulphide zones yielded values anomalous in nickel and EGP with best intersections yielding 0.6 metres grading 0.75% Ni and 0.18 g/t EGP as well as 0.3 metres grading 0.93% Ni and 0.14 g/t EGP. The other six holes (PB-13-02 to 07) tested various EM conductors within the Quaqasiaq complex. In several cases, the EM anomalies were explained by the presence, in drilling, of graphitic shales, but some holes intercepted disseminated sulphide zones that yielded values anomalous in Ni-EGP in plurimetric thicknesses, including 8.2 metres grading 0.39% Ni and 0.33 g/t EGP in hole PB-13-02 as well as 12.7 metres grading 0.21% Ni and 0.18 g/t EGP in hole PB-13-03. Hole PB-13-07, the last one of the campaign, tested an off-hole EM anomaly detected in hole PB-13-03. It crosscut a thin zone of massive sulphides, which yielded 3.18% Ni, 2.78 g/t EGP and 3.16% Cu over 0.46 metres. No follow-up was done on this interesting intersection.

Complete results of the 2013 drilling program are reported in the 43-101 technical report entitled “Technical Report and Recommendations, 2013 Exploration Program, Payne Bay Property, Québec, Anglo American Exploration (Canada) Ltd. – Virginia Mines Inc. March 2014”, prepared by three staff members of Anglo American Exploration (Canada) Ltd.: Jean-François Bélanger, B.Eng., Jr.Eng., Project Geologist, Circe Malo-Lalande, M.Sc.A., Ing., Project Geologist, and Clément Dombrowski, M.Sc.A., Geo., Senior Geologist. The report was filed on SEDAR (www.sedar.com) on April 22, 2014.

3.5.6

Mineralization

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2013 Exploration Program, Payne Bay Property, Québec, Anglo American Exploration (Canada) Ltd. – Virginia Mines Inc. March 2014”, prepared by three staff members of Anglo American Exploration (Canada) Ltd.: Jean-François Bélanger, B.Eng., Jr.Eng., Project Geologist, Circe Malo-Lalande, M.Sc.A., Ing., Project Geologist, and Clément Dombrowski, M.Sc.A., Geo., Senior Geologist. The report was filed on SEDAR (www.sedar.com) on April 22, 2014.

3.5.7

Sampling and Assays

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility; however they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

3.5.8

Exploration and Development

No exploration work is planned for 2014.

Expenditures for exploration work done by AAEC and the Company are as follows:

-

For the fiscal year ended February 28, 2013 (Company & AAEC):

$2.5 million

-

For the fiscal year ended February 28, 2014 (AAEC)

$2.3 million

ITEM IV – DIVIDENDS AND DISTRIBUTION

Since its incorporation, the Company has not paid any cash dividends on its outstanding common shares. Any future dividend payment will depend on the Company’s financial needs to fund its exploration programs and its future financial growth and any other factors that the board deems necessary to consider in the circumstances. It is highly unlikely that any dividends will be paid in the next financial year. The Company is limited in its ability to pay dividends on its common shares by generally applicable restrictions under corporate law referred to “solvency tests”.

ITEM V – DESCRIPTION OF CAPITAL STRUCTURE

The Company’s authorized capital stock consists of an unlimited number of common shares without par value, of which, as of February 28, 2014, a total of 33,111,454 shares were issued and outstanding. Each common share confers upon the holder the right to one vote at all shareholders’ meetings, to receive all dividends associated with this class of shares as declared by the Company, and upon the dissolution of the Company, the holder is entitled to receive, along with other shareholders, a share of the Company’s assets, proportional to his/her holdings.

ITEM VI – STOCK MARKET FOR THE TRADING OF SHARES

The shares of the Company have been listed on the Toronto Stock Exchange (symbol VGQ) since April 5, 2006. Prior thereto, the shares of the Company’s predecessor entity, Virginia Gold Mines Inc., had been listed on the Toronto Stock Exchange since the formation of the predecessor entity in June 1996.

Trading Price and Volume

The following table provides information as to the high and low prices of the Company’s common shares, and monthly trading volume for the shares during fiscal year 2014.

2013	Low ($)	High ($)	Volume
March	9.64	10.08	190,708
April	7.55	9.90	641,725
May	9.10	9.75	919,754
June	8.09	9.50	697,646
July	8.79	9.99	213,378
August	9.80	11.11	403,303
September	9.77	11.04	248,124
October	9.91	10.82	226,419
November	10.39	10.90	161,146
December	10.75	11.86	272,812
2014
January	11.33	13.89	377,436
February	12.30	14.45	694,344
TOTAL			5,046,795

Annual Information Form, May 15, 2014

Virginia Mines Inc.

ITEM VII – ESCROWED SHARES

There are no escrowed shares.

ITEM VIII – RISK FACTORS

8.1

Industry Conditions

The exploration for and development of mineral deposits involve significant risks and while the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. All of the Company’s properties are in the exploration stage and the Company is presently not exploiting any of its properties and its future success will depend on its capacity to generate revenues from an exploited property.

The discovery of mineral deposits depends on a number of factors, including the professional qualification of its personnel in charge of exploration. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, as well as metal prices which are highly cyclical and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. In the event that the Company wishes to commercially exploit one of its properties, the exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. The Company’s operations will be subject to all the hazards and risks normally encountered in the exploration and development of mineral deposits. Mining operations generally involve a high degree of risk, including unusual and unexpected geologic formations.

There can be no guarantee that sufficient quantities of minerals will be discovered or that one of the Company’s properties will reach the commercial production stage. If the Company discovers profitable mineralization, the Company does not have sufficient financial means to bring a producing mine into operation. Considering that the Company has no properties with proven reserves and considering the aforementioned risk factors, it is unlikely that the Company will develop a profitable commercial operation in the near future.

8.2

Regulatory Matters

The Company’s mining activities are subject to governmental regulation. These activities can be affected at various levels by governmental regulation governing prospecting and development, price control, taxes, labour standards and occupational health, expropriation, mine safety, environmental protection and other matters. An excessive supply of certain minerals may arise from time to time due to the absence of a market for said minerals and to restrictions on exports.

Exploration and commercialization are subject to various federal, provincial and local laws and regulations relating to the protection of the environment. These laws impose high standards on the mining industry to monitor the discharge of wastewater and report the results of such monitoring to regulatory authorities, to reduce or eliminate certain effects on or into land, water or air, to progressively rehabilitate mine properties, to manage hazardous wastes and materials and to reduce the risk of worker accidents. A violation of these laws may result in the imposition of substantial fines and other penalties.

8.3

Permits, Licences and Approvals

The operations of the Company require licences and permits from various governmental authorities. The Company believes it holds or is in the process of obtaining all necessary licences and permits to carry on the activities, which it is currently conducting under applicable laws and regulations. Such licences and permits are subject to changes in regulations and in various operating circumstances. There can be no guarantee that the Company will be able to obtain all necessary licences and permits that may be required to maintain its mining activities, construct mines or milling facilities and commence operations of any of its exploration properties. In addition, if the Company proceeds to production on any exploration property, it must obtain and comply with permits and licences which may contain specific conditions concerning operating procedures, water use, the discharge of various materials into or on land,

Annual Information Form, May 15, 2014

Virginia Mines Inc.

air or water, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to obtain such permits and licences or that it will be able to comply with any such conditions.

8.4

Title to Property

Although the Company has taken reasonable measures to ensure proper title to its properties, there is no guarantee that title to any of its properties will not be challenged or impugned. Third parties may have valid claims underlying portions of the Company’s interests in its properties.

8.5

Competition

The Company’s activities are directed towards the exploration, evaluation and development of mineral deposits. There is no certainty that the expenditures to be made by the Company will result in discoveries of commercial quantities of mineral deposits. There is aggressive competition within the mining industry for the discovery and acquisition of properties considered to have commercial potential. The Company will compete with other interests, many of which have greater financial resources than it will have, for the opportunity to participate in promising projects. Significant capital investment is required to achieve commercial production from successful exploration efforts, and the Company may not be able to successfully raise funds required for any such capital investment.

8.6

Dependence on Management

The Company is dependent on certain members of management, particularly its President and its Vice-President Exploration and Acquisitions. The loss of their services could adversely affect the Company. Investors must rely on the Company’s directors and those who are unwilling to do so should refrain from investing in the Company.

Management of the Company rests with a few key employees, the loss of any of whom could have a detrimental effect on the Company’s operations.

8.7

Conflicts of Interest

Certain directors and officers of the Company also serve as directors and officers of other companies involved in natural resource exploration and development; consequently, there is a possibility that such directors and officers will be in a position of conflict of interest. Any decision made by such directors and officers involving the Company will be made in accordance with their duties and obligations to deal fairly and in good faith with the Company and such other companies. In addition, such directors and officers will declare, and refrain from voting on, any matter in which such directors and officers may have a material conflict of interest.

8.8

Commercialization

The commercialization of minerals depends on a number of factors that are independent from the Company’s desire to proceed with said commercialization. These factors include market fluctuations and governmental regulations concerning prices, taxes, fees, authorized production, imports and exports. The exact effect of these factors cannot be accurately evaluated.

8.9

Uninsured Hazards

The Company could be held responsible for certain events including environmental pollution, cave-ins or other hazards against which a company such as Virginia Mines Inc. cannot insure or against which it may elect not to insure, taking into consideration the importance of the premiums or other reasons. The payment of amounts relating to liability of the aforementioned hazards could cause the loss of the Company’s assets.

8.10

Land Claims

At the present time, none of the properties in which the Company has an interest or an option to acquire an interest is the subject of an aboriginal land claim. However, no assurance can be provided that such will not be the case in the future.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

ITEM IX – DIRECTORS AND OFFICERS

The following table lists the Company’s Directors and Officers as of February 28, 2014.

Name and residence	Principal occupation	Director or Officer since	Number of shares	%
André Gaumond Lac Beauport (Qc)	President and CEO of the Company	November 30, 2005	875,927	2.7
André Lemire (1) (2) Toronto (On)	President of Lemvest Inc.	November 30, 2005	114,100	0.4
Paul Archer St-Augustin-de-Desmaures (Qc)	Vice-President, Exploration and Acquisitions, of the Company	March 23, 2006	92,500	0.3
Claude St-Jacques (2) Quebec (Qc)	President and Chairman of Société d’exploration minière Vior Inc.	November 30, 2005	35,546	0.1
Mario Jacob (1) (2) Lévis (Qc)	Managing Director and COO of NCP Investment Management	November 30, 2005	—	—
Pierre Labbé (1) Lévis (Qc)	Vice-President and CFO of Québec Port Authority	April 22, 2008	—	—
Robin Villeneuve Québec (Qc)	CFO of the Company	June 16, 2008	1,400	—

(1)

Member of the Audit Committee

(2)

Member of the Compensation and Nominating Committee

Unless the position becomes vacant, each director will fulfill its mandate until the next annual meeting, which is to be held on June 26, 2014, and until a successor is duly elected or named.

 9.1

Biographical Notes

André Gaumond has been President and Chief Executive Officer and Director of the Company since November 30, 2005 and was President and Chief Executive Officer and Director of Virginia Gold Mines Inc. from June 1, 1996 to March 31, 2006. He was President and Director of Old Virginia Gold Mines from 1992 to 1996 and of Exploration Diabior Inc. from 1993 to 1996 (these companies merged to form Virginia Gold Mines Inc., predecessor to the Company, in June 1996). Mr. Gaumond is a geological engineer with a master’s degree in geological economics. He worked as a geological engineer for several organizations and as a mining analyst for several institutions before reorganizing Virginia Mines and becoming its president. Over the past 16 years, Mr. Gaumond received, on behalf of the company, no less than 16 awards such as Quebec Prospector of the Year (twice) bestowed upon important work carried out in the James Bay region. In 2005, he received the “Entrepreneur de l’année du Québec” award for the discovery of the Éléonore deposit and was named “Mining Man of the Year in Canada” by the magazine The Northern Miner. In 2006, he was presented with the “Canadian Prospector of the Year” award by the Prospectors and Developers Association of Canada (PDAC). Mr. Gaumond also received the e3 Plus award (Environmental Excellence in Exploration) in Quebec (2007) and in Canada (2008), for his participation in the creation of Fonds Restor-Action Nunavik. In 2011, he was introduced to the “Casey Hall of Fame Explorers’ League” in the United States and received, in 2013, the “Green CEO of the Year in Quebec” for its direct contribution in sustainable development and corporate social responsibility. Mr. Gaumond is currently serving on the Board of the Prospectors and Developers Association of Canada (PDAC). He is a member of Ordre des géologues du Québec and of Ordre des ingénieurs du Québec.

André Lemire has been a Director of Virginia since June 1996. He became a Director and Chairman of the Board of the Company upon its incorporation on November 30, 2005. Mr. Lemire is also a member of the Audit Committee. Mr. Lemire holds a degree in Economics from the University of Ottawa. From 1972 to 1990, he held various executive positions with the brokerage firm of Levesque Beaubien Geoffrion Inc., notably Executive Vice-President and member of the Board of Directors. From February 1990 to January 1995, he was President and Director of Operations for Marleau, Lemire Securities Inc. In January 1995, he became Co-Chairman of the Board of Marleau, Lemire Securities Inc. and President of Marleau Lemire Inc. Mr. Lemire was appointed as Governor of the Montreal Stock Exchange for the period of 1994 to 1996. He is currently President of Lemvest Inc., a private holding company.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

Pierre Labbé has been a Director of the Company since April 22, 2008 and is the Chairman of the Audit Committee. Mr. Labbé has been serving as Vice-President and Chief Financial Officer of the Quebec Port Authority since October 2013. From May 2008 until the completion of the privatization of Medicago Inc., following the acquisition by Mitsubushi Tanabe Pharma Corporation for an enterprise value of $357M, he was Chief financial officer and secretary of Medicago Inc. He was also acting Chief Financial Officer of Plexmar Resources Inc. from May 2007 to November 2012. He was Vice-President, Chief Financial Officer and Secretary of Medicago Inc. from July 2004 to May 2007. Before joining Medicago in 2004, he was Vice-President and Chief financial officer and Secretary of Sequoia Minerals Inc. from December 2003 to June 2004, and of Mazarin Inc. from March 2000 to December 2003, while both companies were listed on the Toronto Stock Exchange. Prior to March 2000, he held management positions in accounting and finance notably with PricewaterhouseCoopers LLP (formerly Coopers & Lybrand) where he was involved in many acquisitions and public financing projects. Mr. Labbé holds a Bachelor's Degree in Business Administration and a Chartered Accountants Degree from Laval University, Quebec City. He is a member of Ordre des comptables professionnels agréés du Québec, the Chartered Professional Accountants of Canada and the Association of Certified Corporate Directors. He is also Director of Agility Health Inc. (TSXV-AHI), a rehabilitation services company.

Mario Jacob, ASC, was appointed Director of the Company on November 30, 2005, and was a Director of Virginia from June 21, 2005 to March 31, 2006. He has been Managing Director and COO of NCP Investment Management since March 2012 and President and Director of Maximus Capital Inc., a consulting firm specialized in corporate financing and reorganization, since November 2003. He has been a lawyer and a member of the Barreau du Québec since 1995. He has been Secretary, since June, 2010 of Innovente Inc. (TSX Venture: IGE) and was Director of Innovente from July, 2010 to March, 2011. He has been Director of Cartier Resources Inc. (TSX Venture: ECR) since May, 2007. He has been president and director of the capital pool company, CJL Capital inc. (TSX Venture: CJL.P). He was Corporate Secretary of Plexmar Resources Inc. (TSX Venture: PLE) from September 2009 to November 2012. He was Director and Secretary of Power Tech Corporation Inc. (TSX Venture: PWB) from February, 2005 to October, 2010 and Director of Opsens Inc. (TSX Venture: OPS) from October, 2006 to August, 2010.

Claude St-Jacques has been a Director of the Company since November 30, 2005, and was a Director of Virginia from June 3, 1996 to March 31, 2006. He was Director of Old Virginia Gold Mines Inc. from 1986 to 1996 and of Exploration Diabior Inc. from 1993 to 1996 (these companies merged in June 1996 to form the Company’s predecessor entity). He graduated from Laval University in 1982 and has been involved in the mining industry ever since. Mr. St-Jacques was General Manager of the Association des Prospecteurs du Québec from 1982 to 1984. He is President and Chairman of Société d’exploration minière Vior Inc., a company traded on the TSX Venture Exchange.

Paul Archer has been Vice-President, Exploration and Acquisitions of the Company since March 23, 2006, and was Vice-President, Exploration and Acquisitions of Virginia Gold Mines Inc. from June 1, 1996, to March 31, 2006. Mr. Archer is a geological engineer with a master’s degree in Earth Sciences and has over 30 years experience in the mining industry and more specifically in Archaean gold and base metal exploration. He has brought his experience to various mining companies such as Shell Minerals, Noranda, Northgate Explorations, Westminer Canada, and more recently to SOQUEM Inc., where he was General Manager for northern Québec between February 1993 and March 1996. He was President of the Association des prospecteurs du Québec in 1996 and 1997.

Robin Villeneuve was appointed Chief Financial Officer of the Company in June 2008. In the 13 preceding years, Mr. Villeneuve held positions with various levels of responsibility at AbitibiBowater, acting successively as Director of Financial Reporting and Manager, Controls and Manufacturing Accounting. He obtained a Bachelor’s Degree in Business Administration - major in Accounting, from Laval University, Quebec City, and is a member of the Ordre des comptables professionnels agréés du Québec, the Chartered Professional Accountants of Canada and the Association of Certified Corporate Directors.

9.2

Corporate Cease Trading or Bankruptcies

No director or executive officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company is, as of the date hereof, or has been within the ten years prior to the date hereof, a director or executive officer of any company (including the Company), that while that person was acting in that capacity:

Annual Information Form, May 15, 2014

Virginia Mines Inc.

•

was the subject of a cease trading order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

•

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

•

became, or within a year of a director or executive officer ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

9.3

Penalties or Sanctions

No director or executive officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company, has:

•

been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

•

been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

9.4

Personal Bankruptcies

No director or officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company, or a personal holding company of any such persons has, within ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder.

9.5

Conflicts of Interest

Certain officers and directors of the Company are officers, directors and shareholders of, or are associated with, other companies. Such associations may give rise to conflicts of interest from time to time. The directors are required by law, however, to act honestly and in good faith with a view to the best interest of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors are required to disclose any personal interest, which they may have in any material transaction, which is proposed to be entered into with the Company and to abstain from voting as a director for the approval of any such transaction.

ITEM X – Promoters

Mr. André Gaumond is considered to be the promoter of Company due to his involvement in the Company and his management role. As at February 28, 2014, Mr. Gaumond held or exercised control over 875,927 common shares of the Company (approximately 2.7% of the Company’s shares issued and outstanding).

Annual Information Form, May 15, 2014

Virginia Mines Inc.

ITEM XI – AUDIT COMMITTEE INFORMATION

11.1

The Audit Committee Charter

A copy of the Audit Committee Charter is attached to this Annual Information Form as Schedule A.

11.2

Composition of the Audit Committee

The members of the Audit Committee are Pierre Labbé, Chairman of the committee, André Lemire, and Mario Jacob. All members are financially literate and independent members of the Audit Committee, as such terms are defined in Multilateral Instrument Respecting 52-110 Audit Committees (“MI 52-110”).

11.3

Relevant Education and Experience

Mr. Pierre Labbé, Chairman of the Audit Committee, holds a Bachelor's Degree in Business Administration and a license in accounting from Laval University, Quebec City. He is a member of the Ordre des comptables professionnels agréés du Québec and of the Chartered Professional Accountants of Canada. Mr. Labbé is fully qualified to perform as president and financial expert of the Audit Committee.

André Lemire earned his degree in Economics from the Ottawa University. He sat on the audit committee of various companies. Mr. Lemire has the level of financial expertise needed to fulfil its obligations as a member of the Company’s audit committee. Mr. Lemire was also Governor of the Montréal Stock Exchange from 1994 to 1996.

Mr. Mario Jacob is a lawyer by profession; however his practice has always been related to business financing. He has undertaken additional training with the specific objective of understanding all aspects of corporate finance. To this end, he successfully completed the course offered by the Canadian Securities Institute that led to his certification as an investment dealer. This training included all aspects related to the reading and understanding of the financial statements of a company. He also successfully completed the "Understanding and Analysis of Financial Statements" course offered by the Bar of Quebec. He has all the necessary requirements to carry out his role on the audit committee.

11.4

Reliance on Certain Exemptions

At no time since the commencement of the Company’s financial year ended February 28, 2014 as the Company relied on the exemption provided under sections 2.4, 3.2, 3.3, 3.4, 3.5 or 3.6 of MI 52-110 or an exemption granted under Part 3.8 of MI 52-110.

11.5

External Auditor Service Fees

The following table sets forth the fees paid to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the Company’s external auditors for services rendered for fiscal years 2014 and 2013.

Services	2014	2013
Audit fees	$147,980	$136,151
Fees related to the audit (1)	$10,332	-
Tax fees	$212,018	$43,755
Other fees (2)	$26,315	-
TOTAL	$396,645	$179,906

(1)

These fees represent aggregate fees billed for general advices on accounting standards

(2)

These fees represent fees related to strategic consultation services.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

ITEM XII – LEGAL PROCEEDINGS AND REGULATORY ACTIONS

12.1

Legal Proceedings

There are no legal proceedings to which the Company is a party, or to which any of its properties are subject, nor are there any such proceedings known or contemplated, that are of a material nature.

12.2

Regulatory Actions

During the year ended February 28, 2014 and as of the date hereof, there have been no penalties or sanctions imposed against the Company (i) by a court relating to securities legislation or by a securities regulatory authority or (ii) by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision in the Company. The Company has not entered into any settlement agreements with a court relating to securities legislation or with a securities regulatory authority during the fiscal year ended February 28, 2014 and as of the date hereof.

ITEM XIII – INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The information concerning the Interest of Management and Others in Material Transactions can be found in the Company’s Management Information Circular which was sent to shareholders in connection with the annual shareholders meeting of the Company to be held on June 26, 2014. A copy of the Management Information Circular can be found at www.sedar.com.

ITEM XIV – REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent of the Company is Canada Stock Transfer Company Inc., which maintains the shareholder register at its offices located at 2001 University Street, Suite 1600, Montreal, QC H3A 2A6.

ITEM XV – MATERIAL CONTRACTS

Over the fiscal year ended on February 28, 2014, the Company did not enter into any material contract. The Éléonore Royalty Agreement of March 31, 2006, is the only material contract still in force.

ITEM XVI – INTEREST OF EXPERTS

The following individuals have prepared and certified technical reports which have been described in this Annual Information Form in connection with the following properties:

•

Coulon — Tracy Armstrong, P.Geo., Eugene Puritch, P.Eng., Antoine Yassa, P.Geo., Mathieu Savard, B.Sc., P.Geo., Isabelle Roy, B.Sc., P.Geo., and Vital Pearson, M.Sc., Eng.;

•

Anatacau-Wabamisk — Francis Chartrand, Ph.D., P.Geo., Pascal Simard, B.Sc., Eng. Jr., and Jérôme Lavoie, M.Sc.A., Eng.;

•

Lac Pau — Jérôme Lavoie, M.Sc.A., Eng.;

•

Ashuanipi — Pascal Simard, B.Sc., Eng. Jr., Simon Hébert, Geologist in training, and Paul Archer, M.Sc., Eng.

•

Baie Payne — Jean-François Bélanger, B.Eng., Jr.Eng., Circe Malo-Lalande, M.Sc.A., Eng. and Clément Dombrowski, M.Sc.A., Senior Geologist;

Annual Information Form, May 15, 2014

Virginia Mines Inc.

To the knowledge of management, the aforementioned individuals hold the following securities of the Company.

Experts	Number of stock options	Percentage
Tracy Armstrong (1) (2)	-	-
Eugene Puritch (1) (2)	-	-
Antoine Yassa (1) (2)	-	-
Mathieu Savard (1)	59,500	0.18
Francis Chartrand (1)	12,500	0.04
Jérôme Lavoie (1)	58,500	0.18
Isabelle Roy (1)	63,000	0.19
Pascal Simard	28,000	0.08
Simon Hébert	5,000	0.02
Paul Archer (1) (3)	213,800	0.65
Vital Pearson (1)	102,250	0.31
Jean-François Bélanger (1) (2)	-	-
Circe Malo-Lalande (1) (2)	-	-
Clément Dombrowski (1) (2)	-	-

(1)

Qualified persons as defined by NI-43-101.

(2)

None of these authors are currently expected to be elected, appointed or employed as a director, officer or employee of the Company.

(3)

As disclosed in the Item IX – Directors and Officers, Paul Archer holds 100,000 shares of the Company.

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., our external auditors, has confirmed to the Company that it is independent within the meaning of the Rules of Professional Conduct of the Ordre des Comptables professionnels agréés du Québec. These rules are equivalent or similar to Rules of Professional Conduct applicable to chartered accountants in the other provinces of Canada.

ITEM XVII – ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, Corporate Governance, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Company’s Management Information Circular prepared in connection with the Company’s Annual Meeting of Shareholders to be held on June 26, 2014. Additional financial information is provided in the Company’s financial statements and MD&A for the fiscal year ended February 28, 2014. A copy of such documents may be obtained, upon request, from the Chief Financial Officer of the Company.

Upon request, the Company will provide you with:

•

One copy of the Company’s Annual Information Form, together with one copy of any document, or the pertinent pages of any document incorporated by reference in the Annual Information Form;

•

One copy of the Company’s comparative financial statements for its most recently completed financial year for which financial statements have been filed, together with the accompanying report of the auditor, and one copy of the most recent interim financial statements of the Company that have been filed, if any, for any period after the end of its most recently completed financial year;

•

One copy of the Management Information Circular of the Company in respect of its most recent annual meeting of shareholders that involved the election of directors; and

•

When securities of the Company are in the course of a distribution pursuant to a short form prospectus or preliminary short form prospectus, one copy of any other documents that are incorporated by reference into the short form prospectus or preliminary short form prospectus not otherwise referred to herein.

Additional information relating to the Company is available on SEDAR at www.sedar.com.

SCHEDULE A

AUDIT COMMITTEE CHARTER

1.

Goals and general objectives

The audit committee members are selected among the board of directors of Virginia Mines Inc. (the “Company”). The Audit Committee (the “Committee”) will assist the board of directors (the “Board”) in fulfilling its oversight responsibilities for:

•

the integrity of the Company’s financial statements;

•

the Company’s compliance with legal and regulatory requirements;

•

the independent auditor’s qualifications and independence;

•

the performance of the Company’s independent auditors and internal audit function;

•

the Company’s system of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by the Company.

The Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels. In exercising its functions, the Committee maintains open communication among the Board, the management as well as with the internal and external auditors.

2.

Powers

The Board authorizes the Committee to investigate into any matters within the scope of its responsibilities and is empowered to:

•

ask for information when needed to:

-

all employees (and all employees are directed to cooperate when the Committee makes a request)

-

third parties

•

obtain legal or other counsel from outside professionals; and

•

invite, when deemed necessary, the directors of the Company to participate in meetings.

The Company will provide appropriate funding, as determined by the Committee, for compensation to the independent auditor, to any advisors that the Committee chooses to engage, and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

3.

Organization

Members

3.1

The Committee is comprised of three (3) members, all of whom do not hold any direct management position within the Company and those members are named by the Board.

Each committee member will be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

A - 1 -

Annual Information Form, May 15, 2014

Virginia Mines Inc.

3.2

All members must be financially literate. The definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues than can reasonably be expected to be raised by the Company’s financial statements. The Board will determine whether at least one member of the committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC. Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs, including those conducted by the Company or outside consultants.

3.3

The mandate of the members is for one year, automatically renewable, unless otherwise instructed or upon resignation. Unless a chairperson is elected by the full board, the members of the committee may designate a chairperson by majority vote.

3.4

Quorum for all meetings will be two members.

3.5

The secretary of the Committee will be the Company secretary or any other person nominated by the Committee.

Attendance in meetings

3.6

If deemed necessary, the Committee may invite other people (such as the Chief Executive Officer and the Chief Financial Officer) to participate in the meetings.

3.7

A part of its responsibility to foster open communication, the Committee will meet periodically with management and the independent auditor in separate executive sessions and when appropriate to present their reports.

3.8

The Committee will meet periodically as required to fulfill its obligations either telephonically or by other means. Special meetings may be held when needed either telephonically or by other means.

3.9

Each regularly scheduled meeting will conclude with an executive session of the Committee members.

3.10

Brief minutes of each meeting must be recorded.

4.

Roles and responsibilities

In the scope of its mandate, the Committee:

4.1

reviews this charter periodically, at least annually, and recommends to the Board any necessary amendments.

4.2

must periodically report on the results of examination of the business and makes recommendations to the Board.

External Audit

4.3

The Committee establishes methods to ensure the independence and qualifications of the external auditor, namely:

i)

makes recommendations to the Board in relation to the nomination of the external auditor for the purposes of establishing or delivering an audit report or providing any other auditing services. The Committee will also make recommendations in relation to the remuneration of the external auditor. The nomination will be put forward for shareholders’ approval at the annual meeting;

Annual Information Form, May 15, 2014

Virginia Mines Inc.

ii)

ensures that the external auditor operates independently from the Board and the Committee. It could recommend, if required, the dismissal of the external auditor;

iii)

examines yearly and discusses the external auditor’s report, detailing all elements that could have an effect upon its independence, and including all services performed and fees submitted by the external auditor. The external auditor could be invited to participate in this discussion, if necessary;

iv)

when a change of external auditor is foreseen, examines all questions related to this change, notably those relative to information that must contain a notice of change of auditor as promulgated by applicable rules and regulations, and the steps that must be followed to permit an orderly transition;

v)

whether or not a change in external auditor is foreseen, examines systematically the events to declare conforming to those rules and regulations (disagreements, questions out of order and consultations);

vi)

examines and approves the hiring policies for employees or former employees of the external auditor;

Other

i)

The external auditor reports directly to the Committee.

ii)

The auditor’s report should be used to evaluate the independent auditor’s qualifications, performance, and independence. Furthermore, the Committee will review the experience and qualifications of the lead partner and other senior members of the independent audit team each year to determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed.

iii)

The Committee oversees the resolution of disagreements between management and the external auditor if they arise;

iv)

As some services provided by the auditor are not compatible with their independence or the appearance of such independence, the Committee reviews and pre-approves both audit and non-audit services to be provided by the independent auditor. The authority to grant pre-approvals may be delegated to one or more designated members of the Committee whose decisions will be presented to the full Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports.

Financial Information

4.4

The Committee supervises the audit process, establishes the means and the disclosure of the financial information, in particular:

i)

the instigation of an internal control system, surveillance of the system’s application, the review of the integrity of the organization’s financial reporting processes and internal control structure and the verification of the accuracy of the financial information to be divulged;

ii)

meetings with the independent auditor and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, the Form 40-F and any other filing with regulatory authorities or press release related to the financial results;

iii)

reviewing of all documents with financial information, verified or not, before their publication;

iv)

reviewing of the audit plan with the external auditor and management;

Annual Information Form, May 15, 2014

Virginia Mines Inc.

v)

assessing, along with management and the external auditor, of the proposed changes relative to general accounting principals and critical accounting policies, assessing the impact of risks and uncertainties as well as management’s estimates and important decisions that could have a significant effect on the financial information. The Committee will discuss all alternatives treatments that have been discussed with management;

vi)

questioning the management and the external auditor on important issues pertaining to financial information that has been discussed during the course of the last fiscal period, and suggesting solutions. The Committee will also discuss the schedule of unadjusted differences;

vii)

studying problems encountered by the external auditor during the audit, in particular those arising because of restrictions imposed by management or on significant accounting questions where there is disagreement with management;

viii)

reviewing the annual financial statements and the external auditor’s report and obtains explanations from management on all significant differences compared to other periods;

ix)

assessing the post-audit letter or the letter of recommendations from the external auditor as well as management’s response and the actions taken in reaction to the recommendations;

x)

where applicable, reviewing management’s assertion on its assessment of the effectiveness of internal control as of the end of the most recent fiscal year, assessing the external auditor’s evaluation of internal controls as well as the response of management;

xi)

reviewing, when applicable, the treasurer’s reports, management’s response and the actions taken in reaction to the recommendations;

xii)

reviewing the nomination of the person in management responsible for financial matters and that of all other persons with similar functions who participate in the process of the disclosure of financial information;

xiii)

ensuring that adequate procedures are in place to review Company’s public disclosure of financial information extracted or derived from its financial statements and periodically assessing the adequacy of those procedures;

xiv)

being informed, through the external and internal auditors, of any weakness in the systems that could cause errors or deficiencies in financial reporting or deviations from the accounting policies of the Company or from applicable laws and regulations;

xv)

reviewing the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the financial statements of the Company;

xvi)

reviewing and approval of all related-party transactions, defined as those transactions required to be disclosed.

Complaints

4.5

Establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

4.6

Establishing procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

Code of Ethics

4.7

Establishing, reviewing, and updating periodically a code of business conduct and ethics and determining whether management has established a system to enforce this code.

Annual Information Form, May 15, 2014

Virginia Mines Inc.

4.8

Determining whether the code is in compliance with all applicable rules and regulations.

4.9

Reviewing management’s monitoring of the Company’s compliance with its code of business conduct and ethics, and determining whether management has the proper review system in place such that the Company’s financial information disseminated to governmental organizations and the public satisfy legal requirements.

Other

4.10

Reviewing, with the Company’s counsel, legal compliance matters, including corporate securities trading policies.

4.11

Reviewing, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

4.12

Discussing policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

4.13

Conducting an annual performance assessment relative to the Committee’s purpose, duties, and responsibilities outlined herein.

4.14

Preparing Committee’s report to be included in the Company’s annual proxy statement, as required by SEC Regulations.

4.15

Performing any other activities consistent with this charter, the Company’s bylaws, and governing law, as the Board deems necessary or appropriate.

SCHEDULE B PROPERTIES LOCATION

VIRGINIA MINES INC.

Virginia's Major Properties

74°00' W
72°00' W
70°00' W
54°00' N
53°00' N
N
BAIE PAYNE PROPERTY
Radisson
QUEBEC
Chibougamau
NTS 33 O
NTS 33 P
NTS 23 M
NTS 23 N
COULON PROPERTY
LAC PAU PROPERTY
NTS 33 J
NTS 33 I
NTS 33 K
NTS 23 L
Radisson
LG-3 Airport
LG-4 Airport
Trans-Taiga road
NTS 33 G
NTS 33 F
NTS 33 H
NTS 23 E
ASHUANIPI PROPERTY
ANATACAU-WABAMISK PROPERTY
NTS 33 C
NTS 33 B
NTS 33 A
NTS 23 D
NTS 23 C
0
50
100
Kilometers
Virginia's Claims
2014/04/17